Exhibit 10.168

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF FEBRUARY 20, 2013
AMONG
GLIMCHER PROPERTIES LIMITED PARTNERSHIP
AS BORROWER
KEYBANK NATIONAL ASSOCIATION
AS ADMINISTRATIVE AGENT
KEYBANC CAPITAL MARKETS INC.
AS JOINT LEAD ARRANGER
BANK OF AMERICA, N.A.
AS CO-SYNDICATION AGENT
MERRILL LYNCH, PIERCE FENNER & SMITH INCORPORATED
AS JOINT LEAD ARRANGER
WELLS FARGO BANK, N.A.
AS CO-SYNDICATION AGENT
U.S. BANK NATIONAL ASSOCIATION
AS CO-DOCUMENTATION AGENT
THE HUNTINGTON NATIONAL BANK
AS CO-DOCUMENTATION AGENT
PNC BANK NATIONAL ASSOCIATION
AS CO-DOCUMENTATION AGENT
AND
THE OTHER LENDERS
FROM TIME TO TIME PARTIES HERETO

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TABLE OF CONTENTS
Page

ARTICLE I.	DEFINITIONS	1
ARTICLE II.	THE CREDIT	23
2.1.	Generally	23
2.2.	Ratable and Non Ratable Advances	23
2.3.	Unencumbered Pool Properties	24
2.4.	Final Principal Payment	25
2.5.	Unused Fee	25
2.6.	Other Fees	25
2.7.	Minimum Amount of Each Advance	26
2.8.	Periodic Principal Payments	26
2.9.	Method of Selecting Types and Interest Periods for New Advances	26
2.10.	Conversion and Continuation of Outstanding Advances	27
2.11.	Changes in Interest Rate, Etc.	28
2.12.	Rates Applicable After Default	28
2.13.	Method of Payment	28
2.14.	Notes, Telephonic Notices	29
2.15.	Interest Payment Dates, Interest and Fee Basis	29
2.16.	Notification of Advances, Interest Rates and Prepayments	29
2.17.	Swingline Advances	29
2.18.	Lending Installations	30
2.19.	Non-Receipt of Funds by the Administrative Agent	31
2.20.	Replacement of Lenders under Certain Circumstances	31
2.21.	Usury	32
2.22.	Extension of facility Termination Date	32
2.23.	[Reserved]	32
2.24.	Termination or Increase in Aggregate Commitment	32
ARTICLE IIA.	LETTER OF CREDIT SUBFACILITY	33
2A.1.	Obligation to Issue	33
2A.2.	Types and Amounts	33
2A.3.	Conditions	34
2A.4.	Procedure for Issuance of Facility Letters of Credit	34
2A.5.	Reimbursement Obligations; Duties of Issuing Bank	36
2A.6.	Participation	36
2A.7.	Payment of Reimbursement Obligations	37
2A.8.	Compensation for Facility Letters of Credit	38
2A.9.	Letter of Credit Collateral Account	39
ARTICLE III.	CHANGE IN CIRCUMSTANCES	39
3.1	Yield Protection	39
3.2	Changes in Capital Adequacy Regulations	40
3.3	Availability of Types of Advances	40

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3.4	Funding Indemnification	41
3.5	Taxes	41
3.6.	Lender Statements; Survival of Indemnity	43
ARTICLE IV.	CONDITIONS PRECEDENT	43
4.1.	Initial Advance	43
4.2.	Each Advance and Issuance	45
ARTICLE V.	REPRESENTATIONS AND WARRANTIES	46
5.1.	Existence	46
5.2.	Authorization and VAlidity	46
5.3.	No Conflict; Government Consent	46
5.4.	Financial Statements; Material Adverse Effect	47
5.5.	Taxes	47
5.6.	Litigation and Guarantee Obligations	47
5.7.	Subsidiaries	47
5.8.	ERISA	47
5.9.	Accuracy of Information	48
5.10.	Regulations of the Board	48
5.11.	Material Agreements	48
5.12.	Compliance With Laws	48
5.13.	Ownership of Projects	48
5.14.	Investment Company Act	48
5.15.	Solvency	49
5.16.	Insurance	49
5.17.	REIT Status	50
5.18.	Title to Property	50
5.19.	Environmental Matters	50
5.20.	Office of Foreign Asset Control	51
5.21.	Unencumbered Pool Properties	51
5.22.	Tax Shelter Representation	53
5.23.	Anti-Terrorism Laws	53
5.24.	Absence of Offsets and Claims	54
ARTICLE VI.	COVENANTS	54
6.1.	Financial Reporting	55
6.2.	Use of Proceeds	56
6.3.	Notice of Default	56
6.4.	Conduct of Business	56
6.5.	Taxes	57
6.6.	Insurance	57
6.7.	Compliance with Laws	57
6.8.	Maintenance of Properties	57
6.9.	Inspection	57
6.10.	Maintenance of Status	57
6.11.	Dividends; Distributions; Redemptions	57
6.12.	No Change in Control	58

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6.13.	Acquisitions and Investments	58
6.14.	Liens	58
6.15.	Affiliates	59
6.16.	Variable Interest Indebtedness	59
6.17.	Consolidated Net Worth	60
6.18.	Indebtedness and Cash Flow Covenants	60
6.19.	Environmental Matters	60
6.20.	Permitted Investments	61
6.21.	Unencumbered Pool Size	62
6.22.	Prohibited Encumbrances	62
6.23.	Subsidiary Guaranty	62
6.24.	Secured Line of Credit Facility Repayment Covenant	63
ARTICLE VII.	DEFAULTS	63
ARTICLE VIII.	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	66
8.1.	Acceleration	66
8.2.	Amendments	66
8.3.	Preservation of Rights	67
8.4.	Insolvency of Borrower	67
ARTICLE IX.	GENERAL PROVISIONS	68
9.1.	Survival of Representations	68
9.2.	Governmental Regulation	68
9.3.	Intentionally Omitted	68
9.4.	Headings	68
9.5.	Entire Agreement	68
9.6.	Several Obligations; Benefits of the Agreement	68
9.7.	Expenses; Indemnification	68
9.8.	Numbers of Documents	69
9.9.	Accounting	69
9.10	Severability of Provisions	69
9.11.	No Advisory or Fiduciary Responsibility	69
9.12.	Choice of Law	70
9.13.	Consent to Jurisdiction	70
9.14.	Waiver of Jury Trial	70
9.15.	Release of Prior Claims	70
ARTICLE X.	THE ADMINISTRATIVE AGENT	71
10.1.	Appointment	71
10.2.	Powers	71
10.3.	General Immunity	72
10.4.	No Responsibility for Loans, Recitals, Etc.	72
10.5.	Action on Instructions of Lenders	72
10.6.	Employment of Agents and Counsel	72
10.7.	Reliance on Documents; Counsel	73
10.8.	Administrative Agent's Reimbursement and Indemnification	73
10.9.	Rights as a Lender	73

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10.10.	Lender Credit Decision	73
10.11.	Successor Administrative Agent	74
10.12.	Notice of Defaults	74
10.13.	Requests for Approval	74
10.14.	Defaulting Lenders	75
10.15.	Additional Agents	75
ARTICLE XI.	SETOFF; RATABLE PAYMENTS	75
11.1.	Setoff	75
11.2.	Ratable Payments	76
ARTICLE XII.	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	76
12.1.	Successors and Assigns	76
12.2.	Participations	77
12.3.	Assignments	77
12.4.	Dissemination of Information	78
12.5.	Tax Treatment	78
12.6.	Confidentiality	78
ARTICLE XIII.	NOTICES	79
13.1.	Giving Notice	79
13.2.	Change of Address	79
ARTICLE XIV.	PATRIOT ACT	79
ARTICLE XV.	COUNTERPARTS	80

EXHIBITS
EXHIBIT A        FORM OF COMPLIANCE CERTIFICATE
EXHIBIT B        FORM OF ASSIGNMENT AGREEMENT
EXHIBIT C        EXISTING FACILITY LETTERS OF CREDIT
EXHIBIT D        AMENDED AND RESTATED SUBSIDIARY GUARANTY
EXHIBIT E         FORM OF BORROWER’S COUNSEL OPINION LETTER
EXHIBIT F        FORM OF BORROWING NOTICE
EXHIBIT G-1        PRICING SCHEDULE
EXHIBIT G-2        PRICING SCHEDULE IF SECURED LINE OF CREDIT IS NOT REPAID
EXHIBIT H        LIST OF INITIAL UNENCUMBERED POOL PROPERTIES
EXHIBIT I        FORM OF NOTE
EXHIBIT J        FORM OF AMENDED AND RESTATED PARENT GUARANTY
EXHIBIT K        FORM OF AMENDMENT REGARDING INCREASE
SCHEDULE 5.6     LITIGATION
SCHEDULE 5.7     SUBSIDIARIES OF GPLP
SCHEDULE 5.13     EXCEPTIONS TO OWNERSHIP FREE OF UNPERMITTED LIENS
SCHEDULE 5.19     ENVIRONMENTAL MATTERS
SCHEDULE 6.13    NON-STANDARD PERMITTED INVESTMENTS
SCHEDULE 6.23    LIST OF INITIAL SUBSIDIARY GUARANTORS

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FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
This Fourth Amended and Restated Credit Agreement (the “Agreement”) dated as of February 20, 2013, is among Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware (the “Borrower”), KeyBank National Association, a national banking association, and the several banks, financial institutions and other entities from time to time parties to the Agreement (collectively, the “Lenders”), and KeyBank National Association, not individually, but as “Administrative Agent”.
RECITALS
A.    The Borrower is primarily engaged in the business of purchasing, owning, operating, leasing and managing retail properties.
B.    The Borrower, the Administrative Agent and the Lenders are parties to a Third Amended and Restated Credit Agreement dated as of October 12, 2011, as amended (the “Original Credit Agreement”).
C.    The Borrower has requested that the Administrative Agent and the Lenders enter into this Agreement to amend and restate the Original Credit Agreement in its entirety (i) modify its terms from a secured credit facility to an unsecured credit facility, (ii) to reduce the pricing thereunder, (iii) to extend the Facility Termination Date, and (iv) to modify certain financial covenants and other terms thereof. The Administrative Agent and the Lenders have agreed to do so, on the terms set forth herein.
D.    Concurrently herewith, the Borrower, the Administrative Agent and certain of the Lenders have entered into that certain Secured Line of Credit Loan Agreement (the “Secured Line of Credit Agreement”), pursuant to which Administrative Agent and certain lenders have provided Borrower with a fully funded secured line of credit facility in the original aggregate amount of $50,000,000.00 (the “Secured Line of Credit Facility”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

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ARTICLE I
DEFINITIONS
As used in this Agreement:
“ABR Applicable Margin” means, as of any date, the Applicable Margin used to determine the Floating Rate as determined from time to time in accordance with the definition of “Applicable Margin”.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Agreement Effective Date, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.
“Adjusted Annual EBITDA” shall mean, as of the date of calculation, Consolidated Net Income for the twelve (12) most recent months for which financial results have been reported, as adjusted by (a) adding or deducting for, as appropriate, any adjustment made under GAAP for straight lining of rents, gains or losses from sales of assets, impairment and other non-cash charges, accrued distributions to owners of minority interests, other extraordinary items, interest, income taxes, real estate related depreciation expense and real estate amortization expense (including the Glimcher Percentage of any such deductions and such adjustments made under GAAP which are attributable to Joint Ventures) and (b) deducting the sum of (i) the Capital Expenditure Reserve Deduction attributable to Projects owned by the Glimcher Group at the end of such period, plus (ii) the applicable Glimcher Percentage of the Capital Expenditure Reserve Deduction attributable to those Projects owned by Joint Ventures at the end of such period.
“Adjusted Funds From Operations” shall mean Funds From Operations less Preferred Dividends, adjusted for impairment and other non-cash charges.
“Adjusted NOI” means, with respect to any group of Projects owned as of any date the sum of (A) the aggregate Net Operating Income of such Projects for the most recent period of four (4) fiscal quarters for which Borrower’s financial results have been reported, if such Projects were owned by Borrower or a Subsidiary of Borrower at all times during such period, plus (B) in the case of any such Project that is so owned as of the date of determination, but was not so owned for the full period of four (4) fiscal quarters by the Borrower or a Subsidiary of the Borrower, the amount of Net Operating Income that would have been earned if such Project had been so owned for the full period of four (4) fiscal quarters, calculated by annualizing the Net Operating Income actually earned for such Project during the period that it was owned by the Borrower or a Subsidiary

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of the Borrower less (C) the Capital Expenditure Reserve Deduction attributable to such Projects for such period of four (4) fiscal quarters.
“Adjusted Unencumbered Pool NOI” means, as of any date, the aggregate Adjusted NOI from the then-current Unencumbered Pool Properties.
“Administrative Agent” means KeyBank National Association in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.
“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by one or more of the Lenders to the Borrower of the same Type and, in the case of LIBOR Rate Advances, for the same LIBOR Interest Period, including Swingline Advances.
“Advance Rate” means (i) sixty-two and one-half percent (62.5%) from the Agreement Effective Date through the date immediately preceding September 30, 2014 or (ii) sixty percent (60%) on September 30, 2014 and at all times thereafter.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. In no event shall the Administrative Agent be deemed to be an Affiliate of the Borrower.
“Aggregate Commitment” means, as of any date, the aggregate of the then-current Commitments of all the Lenders, which, as of the Agreement Effective Date, equals $250,000,000 as such amount may be increased or decreased hereafter in accordance with Section 2.24.
“Agreement” is defined in the Recitals hereto.
“Agreement Effective Date” means the date this Agreement has been fully executed and delivered by the Borrower and the Lenders and the initial Advance hereunder has been made.
“Allocated Facility Amount” means, at any time, the sum of all then outstanding Advances and Facility Letter of Credit Obligations.
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum, and (iii) the sum of the LIBOR Base Rate that would apply to a one month LIBOR Interest Period beginning on such day plus 1.00% per annum.
“Applicable Margin” means the applicable margin set forth in the pricing schedule contained in Exhibit G-1 and Exhibit G-2, as applicable, used in calculating the interest rate applicable to the

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various Types of Advances, subject to the conditions set forth in Exhibit G-1 and Exhibit G-2, as applicable, with respect to the effective date of changes in such applicable margins.
“Appraisal” means an appraisal prepared in accordance with the requirements of FIRREA by an independent third-party appraiser holding an MAI designation who is licensed or certified in the state in which the Property being appraised is located and is reasonably satisfactory to the Administrative Agent and the Required Lenders.
“Arrangers” means Keybanc Capital Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their respective capacities as joint lead arrangers.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Authorized Officer” means any of the Chief Executive Officer, President and Chief Operating Officer, Executive Vice President, Chief Financial Officer and Treasurer, Executive Vice President, General Counsel and Secretary or Senior Vice President Finance and Accounting, in each case, of the general partner of Borrower, acting singly.
“Borrower” means Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware, and its successors and assigns.
“Borrowing Date” means a date on which an Advance is made hereunder.
“Borrowing Notice” is defined in Section 2.9.
“Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio, and New York, New York for the conduct of substantially all of their commercial lending activities.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.
“Capital Expenditure Reserve Deduction” means, with respect to any group of Projects for any period, $0.15 per square foot times the gross leaseable area of such Projects during such period.
“Capitalization Rate” means, as of any date (A) seven and one-half percent (7.5%) with respect to Projects which have tenant sales from reporting tenants of less than $500 per gross leaseable area square foot and (B) seven percent (7.0%) with respect to Projects which have

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tenant sales from reporting tenants of $500 or greater per gross leaseable area square foot, in each case as established by tenant sales for the most recent calendar year shown on the operating statements delivered to the Administrative Agent pursuant to Section 6.1(b) hereof.
“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Equivalents” means, as of any date:
(i)    securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;
(ii)    mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P and P-1 by Moody’s;
(iii)    certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;
(iv)    certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;
(v)    bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the

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Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;
(vi)    repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;
(vii)    short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and
(viii)    commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.
“Change in Control” means (i) any change in the ownership of either Parent Entity which results in more than twenty-five percent (25%) of such Parent Entity’s Capital Stock being acquired by any one Person, or group of Persons which are Affiliates of each other, or (ii) any change in the membership of either Parent Entity’s Board of Directors which results in the number of board members who have served as board members for the preceding one (1) year period being less than 50% of the then-current total number of board members, provided that, in making such calculation, the successor to any board member who has died, become disabled or retired due to age or illness during such one year period shall be deemed to have served for the full one year period, or (iii) any change in the identity of the owners of the general partnership interests in the Borrower, unless any such owner is a Wholly Owned Subsidiary of Glimcher Realty Trust.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Commitment” means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3(b), as such amount may be modified from time to time pursuant to the terms hereof.
“Consolidated Debt Service” means, for any period, without duplication, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Outstanding Indebtedness (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness) which is not amortized through periodic installments of principal and interest over the term of such Indebtedness required to be made) during such period by any member of the Glimcher Group, plus (c) a percentage of all such scheduled principal payments required to be made during such period by any Joint Venture on Indebtedness taken into account in calculating Consolidated Interest Expense, equal to the

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Glimcher Percentage of such principal payments required to be made by Joint Ventures related to Indebtedness.
“Consolidated Group” shall mean the Borrower, the Parent Entities and all Subsidiaries which are consolidated with them for financial reporting purposes under GAAP.
“Consolidated Group Pro Rata Share” shall mean, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate.
“Consolidated Interest Expense” means, for any period without duplication, the amount of interest expense, excluding any non-cash interest expense and capitalized interest, of the Glimcher Group for such period plus, without duplication, the applicable Glimcher Percentage of interest expense, excluding any non-cash interest expense and capitalized interest, of the Joint Ventures for such period attributable to Consolidated Outstanding Indebtedness during such period.
“Consolidated Net Income” shall mean, for any period, net earnings (or loss) after taxes (from continuing operations and discontinued operations) of the Glimcher Group plus the applicable Glimcher Percentage of net earnings (or loss) of all Joint Ventures for such period.
“Consolidated Net Worth” means, as of any date of determination, an amount equal to (a) Total Asset Value minus (b) Consolidated Outstanding Indebtedness as of such date.
“Consolidated Outstanding Indebtedness” shall mean, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Glimcher Group outstanding at such date, plus, without duplication (b) the applicable Glimcher Percentage of all Indebtedness of each Joint Venture, adjusted to eliminate increases or decreases arising from FAS-141 and excluding traditional carve-outs relating to non-recourse debt obligations for both the Glimcher Group and the Joint Ventures.
“Construction in Progress” means, as of any date, the total construction cost incurred of any Projects then under development and not yet open for four (4) full fiscal quarters plus the book value of all land not then included in Unimproved Land.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Conversion/Continuation Notice” is defined in Section 2.10.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium,

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rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means an event described in Article VII.
“Defaulting Lender” means, subject to Section 10.14, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender‘s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.14) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.
“Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.12 which shall mean that (i) each LIBOR Rate Advance shall bear interest for the remainder of the applicable LIBOR Interest Period at the rate otherwise applicable to such LIBOR Interest Period plus 4% per annum and (ii) each Floating Rate Advance shall bear interest

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at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 4% per annum.
“Eligible Unencumbered Pool Property” means any Project which, as of any date of determination, (a) is a completed Project operated as a retail or mixed use Project; (b) is wholly owned by Borrower or a Subsidiary Guarantor, in fee simple or under the terms of a Financeable Ground Lease; (c) is located in the United States; (d) is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Project, subject to the Administrative Agent’s approval, in its sole discretion; (e) is not, nor is any direct or indirect interest of the Borrower or any Subsidiary therein, subject to any Lien other than Permitted Liens set forth in clauses (i) through (iv) of Section 6.14 or to any Negative Pledge (other than the Negative Pledges created pursuant to this Agreement) and (f) with respect to any Eligible Unencumbered Pool Property added after the Initial Unencumbered Pool Properties, has at least eighty percent (80%) of its gross leaseable area physically occupied as of the date it is added to the Unencumbered Pool Properties.
“Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right to Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“Excluded Subsidiary” means, a Subsidiary which is (A) a single-purpose entity which owns only Projects subject to Secured Indebtedness and the terms of the loan documents for such Secured Indebtedness restrict the creation of any Guarantee Obligations or additional Indebtedness and impose other safeguards typically imposed on such single-purpose entities in secured financings or (B) an entity whose assets represent less than 5% of the Total Asset Value.
“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by any jurisdiction with taxing authority over the Lender.
“Existing Facility Letters of Credit” means those Letters of Credit described on Exhibit C attached hereto, which were issued under the Original Credit Agreement and remain outstanding as of the Agreement Effective Date.

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“Facility Letter of Credit” means a Letter of Credit issued pursuant to Article IIA of this Agreement or one of the Existing Facility Letters of Credit.
“Facility Letter of Credit Fee” is defined in Section 2A.8.
“Facility Letter of Credit Obligations” means, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Borrower with respect to Facility Letters of Credit, including the sum of (a) the Reimbursement Obligations and (b) the aggregate undrawn face amount of the then outstanding Facility Letters of Credit.
“Facility Letter of Credit Sublimit” means $50,000,000.
“Facility Termination Date” means Initial Facility Termination Date, as such date may be extended pursuant to Section 2.22 hereof.
“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”
“Fee Letter” is defined in Section 2.6.
“Financeable Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of 40 years or more from the Agreement Effective Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property, with the consent of the lessor not to be unreasonably withheld or conditioned; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability (which may include a requirement for lessor’s consent so long as it is not to be unreasonably withheld or conditioned) of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.
“Financial Contract” of a Person means (i) any exchange - traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.
“Financial Undertaking” of a Person means (i) any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person, or (ii) any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange

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rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.
“First Mortgage Receivable” means any Indebtedness owing to a member of the Consolidated Group which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of the amount of such Indebtedness and which has been designated by the Borrower as a “First Mortgage Receivable” in its most recent compliance certificate.
“Fixed Charges” shall mean, for any period, the sum of (i) Consolidated Debt Service, (ii) all dividends payable on account of preferred stock or preferred operating partnership units of the Borrower or any other Person in the Glimcher Group, provided that the dividends on $25,300,000 of gross proceeds of Glimcher Realty Trust’s perpetual preferred stock issued April 28, 2010 shall be permanently excluded from this calculation, (iii) all ground lease payments to the extent not deducted as an expense in calculating Adjusted Annual EBITDA and (iv) plus the Glimcher Percentage of amounts payable by Joint Ventures with respect to items (ii) and (iii) above.
“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) ABR Applicable Margin for such day, in each case changing when and as the Alternate Base Rate or ABR Applicable Margin changes.
“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.
“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.
“Funds From Operations” shall have the meaning determined from time to time by the National Association of Real Estate Investment Trusts to be the meaning most commonly used by its members.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.
“Glimcher Group” means, collectively, the Borrower, the Parent Entities and any Subsidiaries which are wholly owned, in the aggregate, by the Borrower and/or the Parent Entities.
“Glimcher Percentage” means, with respect to any Joint Venture or any member of the Consolidated Group that is not also a member of the Glimcher Group, the percentage of the total equity interests held by the Glimcher Group, in the aggregate, in such Joint Venture or such member determined by calculating the percentage of the issued and outstanding stock, partnership interests or membership interests in such Joint Venture or such member held by the Glimcher Group in the aggregate.

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“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Guaranty” means, collectively, the Parent Guaranty and the Subsidiary Guaranty.
“Guarantors” means, as of any date, the Parent Entities and the then-current Subsidiary Guarantors.
“Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities (excluding in any

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calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (h) any Net Mark-to-Market Exposure and (i) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.
“Initial Facility Termination Date” means February 19, 2017
“Initial Unencumbered Pool Properties” means those Properties listed on Exhibit H.
“Interest Period” means a LIBOR Interest Period.
“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.
“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has any ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.
“Issuance Date” is defined in Section 2A.4(a)(2).
“Issuance Notice” is defined in Section 2A.4(c).
“Issuing Bank” means, with respect to each Facility Letter of Credit, the Lender which issues such Facility Letter of Credit. KeyBank shall be the sole Issuing Bank.
“Joint Venture” means any Investment Affiliate or any member of the Consolidated Group that is not a member of Glimcher Group.
“Joint Venture Project” means any Project owned by an Investment Affiliate or any member of the Consolidated Group that is not a member of Glimcher Group excluding, however, any such Projects that are classified as Construction in Progress.
“Leases” shall mean, collectively, all leases, subleases and similar occupancy agreements affecting any Unencumbered Pool Property, or any part thereof, now existing or hereafter executed and all material amendments, material modifications or supplements thereto.
“Lenders” means the lending institutions listed on the signature pages of the Agreement, their respective successors and assigns, any other lending institutions that subsequently become parties to the Agreement.

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“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.
“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
“Letter of Credit Collateral Account” is defined in Section 2A.9.
“Letter of Credit Request” is defined in Section 2A.4(a).
“Leverage Ratio” means the percentage obtained by dividing Consolidated Outstanding Indebtedness by Total Asset Value.
“LIBOR Applicable Margin” means, as of any date with respect to any LIBOR Interest Period, the Applicable Margin used to determine the LIBOR Rate as determined from time to time in accordance with the definition of “Applicable Margin”.
“LIBOR Base Rate” means, the rate (rounded upwards to the nearest 1/16th) with respect to a LIBOR Rate Advance for the relevant LIBOR Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, and having a maturity equal to such LIBOR Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable LIBOR Base Rate for the relevant LIBOR Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in U.S. dollars with first‑class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, in the approximate amount of Administrative Agent’s relevant LIBOR Rate Loan and having a maturity equal to such LIBOR Interest Period.
“LIBOR Interest Period” means, with respect to each amount bearing interest at a LIBOR based rate, a period of one, two, three or six months, to the extent deposits with such maturities are available to the Lenders, commencing on a Business Day, as selected by Borrower; provided, however, that any LIBOR Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Interest Period would otherwise end shall instead end on the last Business Day of such calendar month. Notwithstanding the foregoing, at any one time there will be no more than six (6) LIBOR Interest Periods outstanding.
“LIBOR Rate” means, for any LIBOR Interest Period, the sum of (A) the LIBOR Base Rate applicable thereto divided by one minus the then-current Reserve Requirement and (B) the LIBOR Applicable Margin in effect from time to time during such LIBOR Interest Period, changing when and as the LIBOR Applicable Margin changes.
“LIBOR Rate Advance” means an Advance which bears interest at a LIBOR Rate.

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“LIBOR Rate Loan” means a Loan which bears interest at a LIBOR Rate.
“Lien” means any lien (statutory or other), mortgage, pledge, negative pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan” means, with respect to a Lender, such Lender’s portion of any Advance.
“Loan Documents” means the Agreement, the Notes, the Guaranties and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.
“Loan Parties” means the Borrower and the Guarantors.
“Major Lease” means any Lease demising space in a Project in excess of 10,000 square feet of gross leaseable area of such Project.
“Material Adverse Effect” means, in the Administrative Agent’s reasonable discretion, a material adverse effect on (i) the business, property or condition (financial or otherwise) of the Consolidated Group, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents.
“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, but excluding substances of kinds and amounts ordinarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations or as inventory of tenants and otherwise in compliance with all Environmental Laws.
“Maximum Unencumbered Pool Supported Amount” means the greatest Allocated Facility Amount that would not cause either (A) the Unencumbered Pool Debt Service Coverage Ratio to be (i) less than 1.45 to 1.00 at any time prior to September 30, 2014, or (iii) less than 1.50 to 1.00 on September 30, 2014 or at any time thereafter, or (B) the Allocated Facility Amount to exceed (i) an Unencumbered Pool Leverage Ratio of 62.5% during any period of time prior to September 30, 2014, or (ii) an Unencumbered Pool Leverage Ratio of 60% on September 30, 2014 or at any time thereafter.
“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions hereof.

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“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person.
“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions or any other Financial Contract. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming the Rate Management Transaction or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming such Rate Management Transaction or other Financial Contract were to be terminated as of that date).
“Net Operating Income” means, with respect to any Project for any period, “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such period (adjusted to eliminate the straightlining of rents), minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of the Borrower or the Parent Entities, any interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs. As used herein “Management Fees”, means, with respect to each Project for any period, an amount equal to the greater of (i) actual management fees payable with respect thereto and (ii) three percent (3%) per annum on the aggregate base rent and percentage rent due and payable under leases at such Project.
“Non-Recourse Indebtedness” means, with respect to any Person, Secured Indebtedness for which the liability of such Person (except with respect to fraud, Environmental Laws liability and other customary non-recourse “carve-out” exceptions) either is contractually limited to collateral securing such Indebtedness or is so limited by operation of law.
“Non-U.S. Lender” is defined in Section 3.5(d).
“Note” means a promissory note, in substantially the form of Exhibit J hereto duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

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“Notice of Assignment” is defined in Section 12.3(b).
“Obligations” means the Advances and all accrued and unpaid fees and all other obligations of Borrower to the Administrative Agent or the Lenders arising under this Agreement or any of the other Loan Documents.
“One Day LIBOR Rate” means, with respect to Swingline Advances only, for any day, the sum of (A) an interpolated rate, as determined by the Swingline Lender in its sole discretion for such day, equal to the LIBOR Base Rate that would apply to an Interest Period of one day plus (B) the LIBOR Applicable Margin.
“Other Taxes” is defined in Section 3.5(ii).
“Parent Entities” means Glimcher Realty Trust and Glimcher Properties Corporation.
“Parent Guaranty” means the amended and restated guaranty executed and delivered by the Parent Entities substantially in the form of Exhibit K hereto as the same may be amended, supplemented or modified from time to time.
“Participants” is defined in Section 12.2.1.
“Payment Date” means, with respect to the payment of interest accrued on any Advance, the fifteenth day of each calendar month.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Percentage” means for each Lender the ratio that such Lender’s Commitment bears to the Aggregate Commitment, expressed as a percentage.
“Permitted Acquisitions” are defined in Section 6.13.
“Permitted Investments” are defined in Section 6.13.
“Permitted Liens” are defined in Section 6.14.
“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.
“Preferred Dividends” means, with respect to any entity, dividends or other distributions which are payable to holders of any ownership interests in such entity which entitle the holders of such ownership interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of ownership interests in such entity.

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“Preferred Stock” means any Capital Stock which entitles the holder thereof to receive Preferred Dividends.
“Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by Administrative Agent or its parent as its prime rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
“Pro Forma Calculations” is defined in Section 2.3(b).
“Project” means any real estate asset operated or intended to be operated as a retail or mixed use property.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Purchasers” is defined in Section 12.3(a).
“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Recourse Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability.
“Redevelopment” means, with respect to any Project, the demolition of some or all of the existing improvements and the construction of new improvements on the site of such Project, which may include the construction of additional gross leaseable area.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

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“Regulation” means any regulation adopted by the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board.
“Reimbursement Obligations” means at any time, the aggregate of the Obligations of the Borrower to the Lenders, the Issuing Bank and the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuing Bank and the Administrative Agent under or in respect of the Facility Letters of Credit.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
“Required Lenders” means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of the outstanding Advances, or if the Aggregate Commitment has been terminated and there are no outstanding Advances, those Lenders in the aggregate which held at least 66 2/3% of either the Aggregate Commitment on the date of such termination or the outstanding Advances on the date they were repaid in full, whichever occurred later, provided that the Commitment and Advances held by any then-current Defaulting Lender shall be subtracted from the Aggregate Commitment and the outstanding Advances solely for the purpose of calculating the Required Lenders at such time. Notwithstanding the foregoing, all times when there are two or more Lenders (excluding Defaulting Lenders) under this Agreement, the term “Required Lenders” shall in no event mean less than two Lenders.
“Reserve Requirement” means, with respect to a LIBOR Rate Loan and LIBOR Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board or other governmental authority or agency having jurisdiction with respect thereto for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.
“Scottsdale Quarter” shall mean Phase I and Phase II the Project developed by Borrower located in Scottsdale, Arizona.
“Secured Indebtedness” means any Indebtedness which is secured by a Lien on a Project, any ownership interests in any Person or any other assets. Notwithstanding the foregoing, Secured Indebtedness shall not include Recourse Indebtedness that is secured solely by ownership interests in another Person that owns a Project which is encumbered by a mortgage securing Indebtedness

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and such Recourse Indebtedness shall instead be included in Unsecured Indebtedness, except that the Secured Line of Credit Facility, but in no event more than $50,000,000 on account thereof, shall be included in Secured Indebtedness and shall be excluded from the definition of Unsecured Indebtedness.
“Secured Line of Credit Agreement” is defined in the Recitals hereto.
“Secured Line of Credit Facility” is defined in the Recitals hereto.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.
“S&P” means Standard & Poor’s Ratings Group and its successors.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Subsidiary Guarantor” means, as of any date, each Subsidiary of the Borrower which is then a party to the Subsidiary Guaranty pursuant to Section 6.23.
“Subsidiary Guaranty” means the amended and restated guaranty to be executed and delivered by those Subsidiaries of the Borrower listed on Schedule 6.23, substantially in the form of Exhibit D attached to this Agreement, as the same may be amended, supplemented or otherwise modified from time to time pursuant to Section 6.23, including any joinders executed by additional Subsidiary Guarantors.
“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of then-current Total Asset Value.
“Swingline Advances” means, as of any date, collectively, all Swingline Loans then outstanding under this Facility.
“Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Loans not exceeding $35,000,000, which is included in, and is not in addition to, the Swingline Lender’s total Commitment hereunder.
“Swingline Lender” shall mean KeyBank, in its capacity as a Lender.

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“Swingline Loan” means a loan made by the Swingline Lender pursuant to Section 2.17 hereof.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.
“Total Asset Value” means, as of any date, (i) the Net Operating Income for the most recent four (4) consecutive fiscal quarters of the Borrower for which financial results have been reported attributable to Wholly-Owned Glimcher Projects (provided that (a) 100% of the Net Operating Income attributable to Projects which have not been so owned for six (6) full fiscal quarters as of the end of the most recent fiscal quarter for which financial results have been reported shall be excluded, (b) 100% of the Net Operating Income attributable to Projects included in Construction in Progress shall be excluded, and (c) the Net Operating Income for Scottsdale Quarter shall be annualized based solely upon those full fiscal quarters of Borrower following June 30, 2012 for which financial results have been reported until financial results have been reported for the four (4) consecutive fiscal quarters ending June 30, 2013) divided in the case of each Project by the then current Capitalization Rate applicable to such Project, plus (ii) 100% of cost for any such Wholly-Owned Glimcher Projects first acquired during such six (6) fiscal quarter period (including assumed Secured Indebtedness), plus (iii) the Glimcher Percentage of Net Operating Income attributable to Joint Venture Projects for the most recent four (4) consecutive fiscal quarters of the Borrower for which financial results have been reported (excluding (a) Net Operating Income attributable to any such Projects which either have not been so owned for six (6) fiscal quarters as of the end of such most recent fiscal quarter for which financial results have been reported and (b) Net Operating Income attributable to any such Projects included in Construction in Progress) divided in the case of each such Project by the then current Capitalization Rate applicable to such Project, plus (iv) the applicable Glimcher Percentage of the price paid for any such Joint Venture Projects first acquired by a Joint Venture during such six (6) fiscal quarter period (including assumed Secured Indebtedness), plus (v) cash and Cash Equivalents owned by the Glimcher Group as of the end of the most recent fiscal quarter for which financial results have been reported, plus (vi) the Glimcher Percentage of all cash and Cash Equivalents owned by Joint Ventures as of the end of the most recent fiscal quarter financial results have been reported plus (vii) Construction in Progress and Unimproved Land of the Glimcher Group, valued in accordance with GAAP, plus (viii) the applicable Glimcher Percentage of any Construction in Progress and Unimproved Land of any other members of the Consolidated Group or Investment Affiliates, valued in accordance with GAAP, plus (ix) First Mortgage Receivables owned by the Glimcher Group, valued in accordance with GAAP, plus (x) the applicable Glimcher Percentage of First Mortgage Receivables owned by any other members of the Consolidated Group and Investment Affiliates, valued in accordance with GAAP.
“Transferee” is defined in Section 12.4.
“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or LIBOR Rate Advance.

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“Unencumbered Pool Debt Service” means, an imputed annual amount of principal and interest that would be due on the sum of (i) the then‑current Allocated Facility Amount plus (ii) then-current aggregate outstanding principal balance of any Unsecured Indebtedness of the owners of the Unencumbered Properties, if such sum were a fully amortizing loan with equal monthly payments of principal and interest over a period of thirty (30) years at a per annum interest rate equal to the greater of (a) 7.00% and (b) the sum of (1) the then current yield on obligations of the United States Treasury having the closest maturity date to the tenth (10th) anniversary of such date of calculation, and (2) 2.50%.
“Unencumbered Pool Debt Service Ratio” means, as of any date, the Adjusted Unencumbered Pool NOI divided by Unencumbered Pool Debt Service.
“Unencumbered Pool Leverage Ratio” means, as of any date, the total Unsecured Indebtedness divided by Unencumbered Pool Value, expressed as a percentage.
“Unencumbered Pool LTV Amount” means, as of any date, the Advance Rate times an amount equal to (i) the then current Unencumbered Pool Value less (ii) the then-current aggregate outstanding principal balance of that portion of Consolidated Outstanding Indebtedness which is Unsecured Indebtedness.
“Unencumbered Pool Properties” means, as of any date, collectively, the Initial Unencumbered Pool Properties plus any Eligible Unencumbered Pool Properties subsequently added which meet all of the eligibility requirements under the definition of an Eligible Unencumbered Pool Property and under Section 2.3 hereof, subject to the release of the Unencumbered Pool Properties at the time and on the conditions set out in Section 2.3(b) below.
“Unencumbered Pool Value” means, as of any date, Adjusted Unencumbered Pool NOI divided in the case of each Unencumbered Pool Property by the Capitalization Rate in effect for such Unencumbered Pool Property as of the last day of the most recent fiscal quarter of Borrower for which financial results have been reported.
“Unencumbered Pool Property Due Diligence” shall mean, collectively, the following information regarding a particular Unencumbered Pool Property: (i) most recent operating statements, rent rolls and occupancy history; (ii) leasing update; (iii) sales report, if applicable, and (iv) other information reasonably requested by the Administrative Agent.
“Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.
“Unimproved Land” means, as of any date, any land which (i) is not appropriately zoned for retail development, (ii) does not have access to all necessary utilities or (iii) does not have access to publicly dedicated streets, unless such land has been designated in writing by the

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Borrower in a certificate delivered to the Administrative Agent as land that is reasonably expected to satisfy all such criteria within six (6) months after such date.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“Unscheduled Mandatory Payments” is defined in Section 2.8(b).
“Unsecured Indebtedness” means, with respect to any Person, all Indebtedness of such Person for borrowed money that does not constitute Secured Indebtedness or Guarantee Obligations. Notwithstanding anything to the contrary, for the avoidance of doubt, the term “Unsecured Indebtedness” shall not include unsecured bonds related to that certain Project commonly known as Jersey Gardens Center in Elizabeth, New Jersey and (ii)
“Unused Fee” is defined in Section 2.5.
“Unused Fee Percentage” means, with respect to any day during a calendar quarter, three-tenths of one percent (0.30%) per annum.
“Wholly-Owned Glimcher Project” means, as of any date, any Project then wholly-owned by the Glimcher Group, in the aggregate.
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II.
THE CREDIT
2.1.    Generally. Subject to the terms and conditions of this Agreement, Lenders severally agree to make Advances through the Administrative Agent to Borrower from time to time prior to the Facility Termination Date, and to support the issuance of Facility Letters of Credit under Article 2A of this Agreement, provided that the making of any such Advance or the issuance of such Facility Letter of Credit will not:
(i)    cause the then‑current Allocated Facility Amount to exceed the then-current Aggregate Commitment; or
(ii)    cause the then‑current outstanding Swingline Advances to exceed the Swingline Commitment; or

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(iii)    cause the then outstanding Facility Letters of Credit Obligations to exceed the Facility Letter of Credit Sublimit; or
(iv)    cause the then-current Allocated Facility Amount to exceed the then-current Unencumbered Pool LTV Amount; or
(v)    cause the then-current Allocated Facility Amount to exceed the then‑current Maximum Unencumbered Pool Supported Amount.
The Advances may be Swingline Advances, ratable Floating Rate Advances or ratable LIBOR Rate Advances. Each Lender shall fund its Percentage of each such Advance (other than a Swingline Advance) and no Lender will be required to fund any amounts which, when aggregated with such Lender’s Percentage of all other Advances then outstanding and of all Facility Letter of Credit Obligations, would exceed such Lender’s then-current Commitment. This facility (“Facility”) is a revolving credit facility and, subject to the provisions of this Agreement, Borrower may request Advances hereunder, repay such Advances and reborrow Advances at any time prior to the Facility Termination Date.
2.2.    Ratable and Non Ratable Advances. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio their respective Commitments bear to the Aggregate Commitment, except for Swingline Loans which shall be made by the Swingline Lender in accordance with Section 2.17. The ratable Advances may be Floating Rate Advances, LIBOR Rate Advances or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10.
2.3.    Unencumbered Pool Properties.
(a)    Additional Unencumbered Pool Properties. Borrower may elect to add an Eligible Unencumbered Pool Property as an Unencumbered Pool Property upon (i) receipt by Administrative Agent of a compliance certificate in the form of Exhibit A together with evidence of compliance with all covenants herein both before and after giving effect to such inclusion and a certificate evidencing that all insurance with respect to such additional Unencumbered Pool Property or as required under Section 5.16 is in full force and effect, (ii) the execution and delivery to the Administrative Agent of written confirmation that, as of the date such Project is included as an Unencumbered Pool Property, all of the representations and warranties contained in Section 5.21 hereof are true and correct in all material respects with respect to such Project as if it had been included in the Unencumbered Pool Properties as of the Agreement Effective Date, (iii) receipt by Administrative Agent of the Unencumbered Pool Property Due Diligence for distribution to the Lenders, and (iv) completion of documentation as reasonably required by Administrative Agent, including, without limitation, the execution and delivery to the Administrative Agent of a Joinder Agreement from the owner of such Unencumbered Pool Property with respect to the Subsidiary Guaranty (unless such Subsidiary has already executed or joined in the Subsidiary Guaranty). The Borrower hereby agrees to pay all direct, out-of-pocket costs

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and expenses of Administrative Agent incurred in connection with the review and acceptance of such additional Unencumbered Pool Property.
(b)    Release of an Unencumbered Pool Property. Provided (i) that no Default or Unmatured Default shall have occurred and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 2.3(b)), and (ii) that the Allocated Facility Amount does not then exceed the limits stated in clauses (iv) and (v) of Section 2.1 (and will continue not to exceed the limits stated in such clauses after giving effect to the transactions contemplated by this Section 2.3(b)), a Project included as an Unencumbered Pool Property may be released from being a Unencumbered Pool Property (each a “Qualifying Unencumbered Pool Property Release”) upon the following terms and conditions:
(i)    Borrower shall deliver to the Administrative Agent written notice of the desire to consummate such Qualifying Unencumbered Pool Property Release on or before the date that is ten (10) Business Days prior to the date on which the Qualifying Unencumbered Pool Property Release is to be effected;
(ii)    Not later than five (5) Business Days prior to the date a Qualifying Unencumbered Pool Property Release is proposed to be effected, Borrower shall submit to the Administrative Agent a certificate, which shall be subject to the Administrative Agent’s review and reasonable approval, evidencing continued compliance with all financial covenants set forth in this Agreement both before and after giving effect to such requested release, including, without limitation, evidence setting forth the projected Unencumbered Pool LTV Amount and Unencumbered Pool Debt Service Coverage on a pro forma basis as of the planned effective date of the Qualifying Unencumbered Pool Property Release giving effect to: (A) such Qualifying Unencumbered Pool Property Release and (B) any other Projects that will become an Unencumbered Pool Property prior to the date of such Qualifying Unencumbered Pool Property Release (the “Pro Forma Calculations”); and
(iii)    If the Pro Forma Calculations show that Borrower will be out of compliance with such limitations under Section 2.1 or with the covenant contained in Section 6.21 or with any other provisions related to the Unencumbered Pool Properties, Borrower shall, as a condition precedent to such Qualifying Unencumbered Pool Property Release, either (A) cause to be added to the Unencumbered Pool Properties one or more additional Eligible Unencumbered Pool Property that causes Borrower to be in compliance with such limitations under Section 2.1 and the covenant contained in Section 6.21 and with all other provisions related to Unencumbered Pool Properties (with such an extension to the proposed effective date of the Qualifying Unencumbered Pool Property Release as may be needed to permit such addition to be completed within the time periods provided for in Section 2.3(a) above), or (B) reduce the Allocated Facility Amount sufficiently to permit the Borrower to be in compliance with such covenants and provisions.

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Upon the occurrence of the Qualifying Unencumbered Pool Property Release, each applicable Project shall no longer be an Unencumbered Pool Property, and the Administrative Agent on behalf of the Lenders shall release the applicable Subsidiary from the Subsidiary Guaranty (provided that such Subsidiary has not executed the Subsidiary Guaranty in connection with another Unencumbered Pool Property that is not subject to any such release).
2.4.    Final Principal Payment. Any outstanding Advances and all other unpaid Obligations not required to be repaid earlier pursuant to the terms hereof shall be paid in full by the Borrower on the Facility Termination Date.
2.5.    Unused Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender an unused facility fee (the “Unused Fee”) equal to an aggregate amount computed on a daily basis by multiplying (i) the Unused Fee Percentage expressed as a per diem rate, times (ii) the excess of the Aggregate Commitment over the Allocated Facility Amount on such day. The Unused Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter (for the prior calendar quarter) and upon any termination of the Aggregate Commitment in its entirety.
2.6.    Other Fees. The Borrower agrees to pay all fees payable to the Administrative Agent pursuant to the Borrower’s letter agreement with the Arrangers dated as of November 26, 2012 (the “Fee Letter”).
2.7.    Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $200,000; provided, however, that, subject to Section 2.1, any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.
2.8.    Periodic Principal Payments.
(a)    Optional Prepayments. The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent, prepay the Advances, which notice shall specify the date and amount of prepayment and whether the prepayment is of LIBOR Rate Advances, Floating Rate Advances, Swingline Loans or a combination thereof, and if a combination thereof, the amount allocable to each; provided, however, that (i) any partial prepayment under this Subsection shall be in an amount not less than $1,000,000 or a whole multiple of $100,000 in excess thereof and; (ii) any LIBOR Rate Advance prepaid on any day other than the last day of the applicable LIBOR Interest Period must be accompanied by any amounts payable pursuant to Section 3.4. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 3.4.
(b)    Unscheduled Mandatory Payments. Borrower shall make principal payments on the Advances (the “Unscheduled Mandatory Payments”) whenever a reduction in the Unencumbered Pool LTV Amount or in the Maximum Unencumbered Pool Supported Amount causes the Allocated Facility Amount to be greater than the maximum amounts permitted under clauses (iv) or (v) of Section 2.1 above. Such principal payments

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shall be in the amount needed to reduce the Allocated Facility Amount to an amount equal to or less than such maximum amounts. Such mandatory principal payments shall be due and payable (i) in the case of any such reduction arising from results reported in a quarterly financial statement of Borrower and related compliance certificate, fifteen (15) Business Days after delivery of such quarterly financial statement and compliance certificate under Section 6.1 evidencing such reduction or (ii) in all other cases, fifteen (15) Business Days after Borrower’s receipt of notice from the Administrative Agent of any reduction in the amount contributed to the Adjusted Unencumbered Pool NOI or Unencumbered Pool LTV Amount on account of such Unencumbered Pool Property, whether by a reduction in the value reflected in the most recent Appraisal thereof or in the Adjusted Unencumbered Pool NOI attributable thereto.
2.9.    Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each LIBOR Rate Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) in the form attached as Exhibit F hereto (i) not later than 1:00 p.m. Cleveland time on the Business Day immediately preceding the Borrowing Date of each Floating Rate Advance, (ii) not later than noon Cleveland time, at least three (3) Business Days before the Borrowing Date for each LIBOR Rate Advance and (iii) not later than noon Cleveland time on the same Business Day as the Borrowing Date for each Swingline Advance of:
(i)    the Borrowing Date, which shall be a Business Day, of such Advance,
(ii)    the aggregate amount of such Advance,
(iii)    the Type of Advance selected, and
(iv)    in the case of each LIBOR Rate Advance, the LIBOR Interest Period applicable thereto.
Each Lender shall make available its Loan or Loans, in funds immediately available in Cleveland to the Administrative Agent at its address specified pursuant to Article XIII on each Borrowing Date not later than (i) 11:00 a.m. (Cleveland time), in the case of Floating Rate Advances which have been requested by a Borrowing Notice given to the Administrative Agent not later than 1:00 p.m. (Cleveland time) on the Business Day immediately preceding such Borrowing Date, (ii) 2:00 p.m. (Cleveland time), in the case of Swingline Advances or (iii) noon (Cleveland time) in the case of all other Advances. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.
No Interest Period may end after the Facility Termination Date and, unless the Lenders otherwise agree in writing, in no event may there be more than six (6) different Interest Periods for LIBOR Rate Advances outstanding at any one time.
2.10.    Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into LIBOR Rate Advances. Each LIBOR Rate Advance shall continue as a LIBOR Rate

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Advance until the end of the then applicable LIBOR Interest Period therefor, at which time such LIBOR Rate Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Administrative Agent a “Conversion/Continuation Notice” requesting that, at the end of such LIBOR Interest Period, such LIBOR Rate Advance either continue as a LIBOR Rate Advance for the same or another LIBOR Interest Period or be converted to an Advance of another Type. Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any LIBOR Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance to a LIBOR Rate Advance or continuation of a LIBOR Rate Advance not later than 11:00 a.m. (Cleveland time), at least three Business Days, in the case of a conversion into or continuation of a LIBOR Rate Advance, prior to the date of the requested conversion or continuation, specifying:
(i)    the requested date which shall be a Business Day, of such conversion or continuation;
(ii)    the aggregate amount and Type of the Advance which is to be converted or continued; and
(iii)    the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Rate Advance, the duration of the LIBOR Interest Period applicable thereto.
2.11.    Changes in Interest Rate, Etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a LIBOR Rate Advance into a Floating Rate Advance pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a LIBOR Rate Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each LIBOR Rate Advance shall bear interest from and including the first day of the LIBOR Interest Period applicable thereto to (but not including) the last day of such LIBOR Interest Period at the interest rate determined as applicable to such LIBOR Rate Advance.
2.12.    Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a LIBOR Rate Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that the Default Rate shall apply, provided,

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however, that the Default Rate shall become applicable automatically if a Default occurs under Section 7.1 or 7.2, unless waived by the Required Lenders.
2.13.    Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing at least three (3) Business Days in advance by the Administrative Agent to the Borrower, by noon (Cleveland time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. As provided elsewhere herein, all Lenders’ interests in the Advances and the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland time) on such day and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with KeyBank for each payment of principal, interest and fees as it becomes due hereunder.
2.14.    Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on written notices made by any Authorized Officer and Borrower agrees to deliver promptly to the Administrative Agent such written notice. The Administrative Agent will at the request of the Borrower, from time to time, but not more often than monthly, provide notice of the amount of the outstanding Aggregate Commitment, the Type of Advance, and the applicable interest rate, if for a LIBOR Rate Advance. Upon a Lender’s furnishing to Borrower an affidavit to such effect, if a Note is mutilated, destroyed, lost or stolen, Borrower shall deliver to such Lender, in substitution therefore, a new note containing the same terms and conditions as such Note being replaced.
2.15.    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Advance shall be payable on each Payment Date, at maturity, whether by acceleration or otherwise, and upon any termination of the Aggregate Commitment in its entirety under Section 2.1 hereof. Interest, Unused Fees, Facility Letter of Credit Fees and all other fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Cleveland time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next

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succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
2.16.    Notification of Advances, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent. The Administrative Agent will notify each Lender of the interest rate applicable to each LIBOR Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
2.17.    Swingline Advances. In addition to the other options available to the Borrower hereunder, the Swingline Commitment shall be available for Swingline Advances subject to the following terms and conditions. Swingline Advances shall be made available for same day borrowings provided that notice is given in accordance with Section 2.8 hereof. All Swingline Advances shall bear interest at the One Day LIBOR Rate. In no event shall the Swingline Lender be required to fund a Swingline Advance if it would increase the total aggregate outstanding Loans by Swingline Lender hereunder plus its Percentage of Facility Letter of Credit Obligations to an amount in excess of the Swingline Lender’s Commitment. No Swingline Advance may be made to repay a Swingline Advance, but Borrower may repay Swingline Advances from subsequent pro rata Advances hereunder. On the fifth (5th) Business Day after such a Swingline Advance was made, if such Swingline Advance has not been paid, each Lender irrevocably agrees to purchase its Percentage of any Swingline Advance made by the Swingline Lender regardless of whether the conditions for disbursement are satisfied at the time of such purchase, including the existence of a Default hereunder provided that Swingline Lender did not have actual knowledge of such Default at the time the Swingline Advance was made and provided further that no Lender shall be required to have total outstanding Loans plus its Percentage of Facility Letters of Credit exceed its Commitment. Such purchase shall take place on the date of the request by Swingline Lender so long as such request is made by noon (Cleveland time), and otherwise on the Business Day following such request. All requests for purchase shall be in writing. From and after the date it is so purchased, each such Swingline Advance shall, to the extent purchased, (i) be treated as a Loan made by the purchasing Lenders and not by the selling Lender for all purposes under this Agreement and the payment of the purchase price by a Lender shall be deemed to be the making of a Loan by such Lender and shall constitute outstanding principal under such Lender’s Note, and (ii) shall no longer be considered a Swingline Advance except that all interest accruing on or attributable to such Swingline Advance for the period prior to the date of such purchase shall be paid when due by the Borrower to the Administrative Agent for the benefit of the Swingline Lender and all such amounts accruing on or attributable to such Loans for the period from and after the date of such purchase shall be paid when due by the Borrower to the Administrative Agent for the benefit of the purchasing Lenders. If prior to purchasing its Percentage of a Swingline Advance one of the events described in Section 7.7 or Section 7.8 shall have occurred and such event prevents the consummation of the purchase contemplated by the preceding provisions, each Lender will purchase an undivided participating interest in the outstanding Swingline Advance in an amount equal to its Percentage of such Swingline Advance. From and after the date of each Lender’s purchase of its participating interest in a Swingline Advance, if the Swingline Lender

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receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment was received by the Swingline Lender and is required to be returned to the Borrower, each Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it. If any Lender fails to so purchase its Percentage of any Swingline Advance, such Lender shall be deemed to be a Defaulting Lender hereunder.
2.18.    Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice at least three (3) Business Days in advance to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.
2.19.    Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan. If such Lender so repays such amount and interest thereon to the Administrative Agent within one Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.
2.20.    Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender which (a) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, or (b) cannot maintain its LIBOR Rate Loans at a suitable Lending Installation pursuant to Section 3.3, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the Lenders, (ii) no Default or (after notice thereof to the Borrower) no Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the

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date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Sections 3.4 and 3.6 if any LIBOR Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
2.21.    Usury. This Agreement and each Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
2.22.    Extension of Facility Termination Date. The Borrower shall have the option to extend the Facility Termination Date for a period of one (1) additional year to February 19, 2018, upon satisfaction of the following conditions precedent:
(i)    The Borrower shall provide Administrative Agent with written notice of the Borrower’s intent to exercise such extension option not more than one hundred eighty (180) and not less than sixty (60) days prior to the Initial Facility Termination Date;
(ii)    As of the date of the Borrower’s delivery of notice of its intent to exercise such extension option, and as of the Initial Facility Termination Date, no Default or Unmatured Default shall have occurred and be continuing and the Borrower shall so certify in writing; and
(iii)    On or before the Initial Facility Termination Date, the Borrower shall pay to Administrative Agent for the benefit of the Lenders an extension fee for the extension so exercised in an amount equal to one quarter of one percent (0.25%) of the Aggregate Commitment to be effective as of the first day of such extension.

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2.23.    [Reserved].
2.24.    Termination or Increase in Aggregate Commitment. Borrower shall have the right, upon at least three (3) business days notice, to terminate or cancel, in whole or in part, the unused portion of the Aggregate Commitment in excess of the Allocated Facility Amount, provided that each partial reduction shall be in a minimum amount of $1,000,000 or any whole multiple of $250,000 in excess thereof. Any partial termination of the Aggregate Commitment shall be applied to reduce each Lender’s Commitment on a pro rata basis. Once terminated, the Aggregate Commitment may not be reinstated thereafter. Provided Borrower has not exercised any right to terminate the Aggregate Commitment and provided no Default or Unmatured Default has occurred and is then continuing, the Borrower shall also have the right from time to time to increase the Aggregate Commitment up to a maximum of $400,000,000 by either adding new lenders as Lenders to provide new Commitments (subject to the Administrative Agent’s prior written approval of the identity of such new lenders) or obtaining the agreement to increase the Commitments of existing Lenders, which increase shall be at the sole discretion of those Lenders that have agreed to increase their respective Commitments. The Administrative Agent’s approval of any such new Lenders shall not be unreasonably withheld or delayed. On the effective date of any such increase, the Borrower shall pay to the Administrative Agent any amounts due to it under the Fee Letter and to each Lender providing such additional Commitment the up-front fee agreed to by the Borrower in its commitment or fee letter with such Lender. Such increases shall be evidenced by the execution and delivery of an Amendment Regarding Increase in the form of Exhibit L attached hereto by the Borrower, the Administrative Agent and the new Lender or existing Lender providing such additional Commitment, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof. On the effective date of each such increase in the Aggregate Commitment, the Borrower and the Administrative Agent shall cause the new or existing Lenders providing such increase, by either funding more than its or their Percentage of new Advances made on such date or purchasing shares of outstanding Loans held by the other Lenders or a combination thereof, to hold its or their Percentage of all Advances outstanding at the close of business on such day. The Lenders agree to cooperate in any required sale and purchase of outstanding Advances to achieve such result, provided that Borrower shall be responsible for paying any amounts due under Section 3.4 to any Lender which sells all or any portion of a Fixed Rate Advance on a date which is not the last day of the Interest Period applicable thereto. In no event shall the Aggregate Commitment exceed $400,000,000 without the approval of all of the Lenders.
ARTICLE IIA

LETTER OF CREDIT SUBFACILITY
2A.1    Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, the Issuing Bank hereby agrees to issue for the account of the Borrower, one or more Facility Letters of Credit in accordance with this Article IIA, from time to time during the period commencing on the Agreement Effective Date and ending on a date sixty (60) days prior to the then current Facility Termination Date.

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2A.2    Types and Amounts. The Issuing Bank shall not have any obligation to:
(i)    issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;
(ii)    issue any Facility Letter of Credit if, after giving effect thereto, (1) the then applicable Allocated Facility Amount would exceed the then current Aggregate Commitment or (2) the Facility Letter of Credit Obligations would exceed the Facility Letter of Credit Sublimit; or
(iii)    issue any Facility Letter of Credit having an expiration date, or containing automatic extension provisions to extend such date, to a date beyond the thirtieth (30th) day preceding the then-current Facility Termination Date, provided that, if Borrower then has an unexpired option to extend the Facility Termination Date under Section 2.22, Borrower may request an expiration date during one of such extensions so long as Borrower specifically acknowledges that it shall deposit the full undrawn amount of any such Facility Letter of Credit into the Letter of Credit Collateral Account on or before the then‑current Facility Termination Date, if any such extension is not exercised or is not exercisable.
2A.3    Conditions. In addition to being subject to the satisfaction of the conditions contained in Article IV hereof, the obligation of the Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:
(i)    the Borrower shall have delivered to the Issuing Bank at such times and in such manner as the Issuing Bank may reasonably prescribe such documents and materials as may be reasonably required pursuant to the terms of the proposed Facility Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content;
(ii)    as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter or Credit in particular; and
(iii)    there shall not exist any Default.
2A.4    Procedure for Issuance of Facility Letters of Credit.

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(a)    Borrower shall give the Issuing Bank and the Administrative Agent at least three (3) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a “Letter of Credit Request”) and shall (i) immediately provide the Issuing Bank and the Administrative Agent with a telecopy of the written notice required hereunder which has been signed by an Authorized Officer or a telex containing all information required to be contained in such written notice and (ii) promptly provide the Issuing Bank and the Administrative Agent (in no event later than the requested date of issuance) with the written notice required hereunder containing the original signature of an authorized officer; such notice shall be irrevocable, except as provided in Section 2A.4(b)(i) below, and shall specify:
(1)    the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $50,000);
(2)    the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the “Issuance Date”);
(3)    the date on which such requested Facility Letter of Credit is to expire (which day shall be a Business Day), subject to Section 2A.2(iii) above;
(4)    the purpose for which such Facility Letter of Credit is to be issued;
(5)    the Person for whose benefit the requested Facility Letter of Credit is to be issued; and
(6)    any special language required to be included in the Facility Letter of Credit.
Such notice, to be effective, must be received by such Issuing Bank and the Administrative Agent not later than noon (Cleveland time) on the last Business Day on which notice can be given under this Section 2A.4(a).
(b)    Subject to the terms and conditions of this Article IIA and provided that the applicable conditions set forth in Article IV hereof have been satisfied, the Issuing Bank shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Request and the Issuing Bank’s usual and customary business practices unless the Issuing Bank has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit given not later than the Business Day immediately preceding the Issuance Date, or (ii) written or telephonic notice from the Administrative Agent stating that the issuance of such Facility Letter of Credit would violate Section 2A.2.
(c)    The Issuing Bank shall give the Administrative Agent (who shall promptly notify Lenders) and the Borrower written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the “Issuance Notice”).

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(d)    The Issuing Bank shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2A.4 are met as though a new Facility Letter of Credit was being requested and issued.
2A.5    Reimbursement Obligations; Duties of Issuing Bank.
(a)    The Issuing Bank shall promptly notify the Borrower and the Administrative Agent (who shall promptly notify Lenders) of any draw under a Facility Letter of Credit. Any such draw shall not be deemed to be a default hereunder but shall constitute an Advance of the Facility in the amount of the Reimbursement Obligation with respect to such Facility Letter of Credit and shall bear interest from the date of the relevant drawing(s) under the pertinent Facility Letter of Credit at the Floating Rate; provided that if a Default or an Unmatured Default regarding the non-payment of any monetary obligations to the Administrative Agent or the Lenders exists at the time of any such drawing(s), then the Borrower shall reimburse the Issuing Bank for drawings under a Facility Letter of Credit issued by the Issuing Bank no later than the next succeeding Business Day after the payment by the Issuing Bank and until repaid such Reimbursement Obligation shall bear interest at the Default Rate.
(b)    Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuing Bank under any resulting liability to any Lender or, provided that such Issuing Bank has complied with the procedures specified in Section 2A.4, relieve any Lender of its obligations hereunder to the Issuing Bank. In determining whether to pay under any Facility Letter of Credit, the Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered in compliance, and that they appear to comply on their face, with the requirements of such Letter of Credit.
2A.6    Participation.
(a)    Immediately upon issuance by the Issuing Bank of any Facility Letter of Credit in accordance with the procedures set forth in this Article IIA, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to such Lender’s Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and all related rights hereunder and under the Guaranty and other Loan Documents. Each Lender’s obligation to make further Loans to Borrower (other than any payments such Lender is required to make under subparagraph (b) below) or to purchase an interest from the Issuing Bank in any subsequent Facility Letters of Credit issued by the Issuing Bank on behalf of Borrower shall be reduced by such Lender’s Percentage of the undrawn portion of each Facility Letter of Credit outstanding.
(b)    In the event that the Issuing Bank makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to the Issuing Bank pursuant to Section 2A.7 hereof, the Issuing Bank shall promptly notify the Administrative Agent, which shall

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promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Lender’s Percentage of the unreimbursed amount of such payment, and the Administrative Agent shall promptly pay such amount to the Issuing Bank. Lender’s payments of its Percentage of such Reimbursement Obligation as aforesaid shall be deemed to be a Loan by such Lender and shall constitute outstanding principal under such Lender’s Note. The failure of any Lender to make available to the Administrative Agent for the account of the Issuing Bank its Percentage of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent its Percentage of the unreimbursed amount of any payment on the date such payment is to be made. Any Lender which fails to make any payment required pursuant to this Section 2A.6(b) shall be deemed to be a Defaulting Lender hereunder.
(c)    Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, the Issuing Bank shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender’s Percentage thereof.
(d)    Upon the request of the Administrative Agent or any Lender, the Issuing Bank shall furnish to such Administrative Agent or Lender copies of any Facility Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent or Lender.
(e)    The obligations of a Lender to make payments to the Administrative Agent for the account of the Issuing Bank with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set‑off, qualification or exception whatsoever other than a failure of any such Issuing Bank to comply with the terms of this Agreement relating to the issuance of such Facility Letter of Credit, and such payments shall be made in accordance with the terms and conditions of this Agreement under all circumstances.
2A.7    Payment of Reimbursement Obligations.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of the Issuing Bank the amount of all Advances for Reimbursement Obligations, interest and other amounts payable to the Issuing Bank under or in connection with any Facility Letter of Credit when due, irrespective of any claim, set‑off, defense or other right which the Borrower may have at any time against any Issuing Bank or any other Person, under all circumstances, including without limitation any of the following circumstances:
(i)    any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

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(ii)    the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower and the beneficiary named in any Facility Letter of Credit);
(iii)    any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect of any statement therein being untrue or inaccurate in any respect;
(iv)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or
(v)    the occurrence of any Default.
(b)    In the event any payment by the Borrower received by the Issuing Bank or the Administrative Agent with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Administrative Agent or Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Administrative Agent, contribute such Lender’s Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank or the Administrative Agent upon the amount required to be repaid by the Issuing Bank or the Administrative Agent.
2A.8    Compensation for Facility Letters of Credit.
(a)    The Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders (including the Issuing Bank), based upon the Lenders’ respective Percentages, a per annum fee (the “Facility Letter of Credit Fee”) as a percentage of the face amount of each Facility Letter of Credit outstanding equal to the LIBOR Applicable Margin in effect from time to time while such Facility Letter of Credit is outstanding. The Facility Letter of Credit Fee relating to any Facility Letter of Credit shall accrue on a daily basis and shall be due and payable in arrears on the first Business Day of each calendar quarter following the issuance of such Facility Letter of Credit and, to the extent any such fees are then due and unpaid, on the Facility Termination Date or any other earlier date that the Obligations are due and payable in full. The Administrative Agent shall promptly remit such Facility Letter of Credit Fees, when paid, to the other Lenders in accordance with their Percentages thereof. The Borrower shall not have any liability to any Lender for the failure of the Administrative Agent to promptly deliver funds to any such Lender and shall be deemed to have made all such payments on the date the respective payment is made by the Borrower to the Administrative Agent, provided such payment is received by the time specified in Section 2.13 hereof.

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(b)    The Issuing Bank also shall have the right to receive solely for its own account an issuance fee equal to the greater of (a) $1,500 or (b) one‑eighth of one percent (0.125%) of the face amount of each Facility Letter of Credit payable by the Borrower on the Issuance Date for each such Facility Letter of Credit and on the date of any increase therein or extension thereof. The Issuing Bank shall also be entitled to receive its reasonable out‑of‑pocket costs and the Issuing Bank’s standard charges of issuing, amending and servicing Facility Letters of Credit and processing draws thereunder.
2A.9    Letter of Credit Collateral Account.
The Borrower hereby agrees that it will immediately upon the occurrence of a Default, or prior to the Facility Termination Date if a Facility Letter of Credit is outstanding and unexpired on such date as provided in Section 2A.2(iii) above, establish a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders, and in which the Borrower shall have no interest other than as set forth in Section 8.1. The Letter of Credit Collateral Account shall hold the deposits the Borrower is required to make upon the Facility Termination Date related to any such outstanding and unexpired Facility Letter of Credit or after a Default on account of any outstanding Facility Letters of Credit as described in Section 8.1. In addition to the foregoing, the Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in and to the Letter of Credit Collateral Account and any funds that may hereafter be on deposit in such account, including income earned thereon. The Lenders acknowledge and agree that the Borrower has no obligation to fund the Letter of Credit Collateral Account unless and until so required under Section 2A.2(iii) or Section 8.1 hereof.
ARTICLE III.

CHANGE IN CIRCUMSTANCES
3.1.    Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(a)    subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its LIBOR Rate Loans, or
(b)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation

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(other than the Reserve Requirement and any other reserves and assessments taken into account in determining the interest rate applicable to LIBOR Rate Advances), or
(c)    imposes any other condition the direct result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its LIBOR Rate Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its LIBOR Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of LIBOR Rate Loans, by a material amount, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its LIBOR Rate Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such LIBOR Rate Loans or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.
3.2.    Changes in Capital Adequacy Regulations. If a Lender in good faith determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as hereinafter defined), then, within 15 days of demand by such Lender, which shall include a description of the nature of the Change and the method used by such Lender to determine the amount of such increase, Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender in good faith determines is attributable to this Agreement, its outstanding credit exposure hereunder or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk‑Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi‑governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change”, regardless of the date adopted, issued, promulgated or implemented. “Risk‑Based Capital Guidelines” means (i) the risk‑based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, including transition rules, and any amendments to such guidelines, rules and regulations adopted prior to the Agreement Effective Date.

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3.3.    Availability of Types of Advances. If any Lender in good faith determines that maintenance of any of its LIBOR Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance and require any LIBOR Rate Advances of the affected Type to be repaid; or if any Lender in good faith determines that (i) deposits of a type or maturity appropriate to match fund LIBOR Rate Advances are not available, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Rate Advances made after the date of any such determination, or (ii) an interest rate applicable to a Type of Advance does not accurately reflect the cost of making a LIBOR Rate Advance of such Type, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Rate Advances made after the date of any such determination. If the Borrower is required to so repay a LIBOR Rate Advance, the Borrower may concurrently with such repayment borrow from the Lenders, in the amount of such repayment, a Loan bearing interest at the Floating Rate.
3.4.    Funding Indemnification. If any payment of a ratable LIBOR Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a ratable LIBOR Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.3, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost (incurred or expected to be incurred) in liquidating or employing deposits acquired to fund or maintain the ratable LIBOR Rate Advance and shall pay all such losses or costs within fifteen (15) days after written demand therefor.
3.5.    Taxes.
(a)    All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
(b)    In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

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(c)    The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefore pursuant to Section 3.6.
(d)    Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date it becomes a party to the Agreement, (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
(e)    For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States.
(f)    Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly

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completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate following receipt of such documentation.
(g)    If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement and any such Lender obligated to indemnify the Administrative Agent shall not be entitled to indemnification from the Borrower with respect to such amounts, whether pursuant to this Article or otherwise, except to the extent the Borrower participated in the actions giving rise to such liability.
3.6.    Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of LIBOR Rate Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Rate Loan shall be calculated as though each Lender funded its LIBOR Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE IV.

CONDITIONS PRECEDENT

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4.1.    Initial Advance. The Lenders shall not be required to make the initial Advance hereunder, or issue the initial Facility Letter of Credit hereunder, unless and until (a) the Borrower shall, prior to or concurrently therewith, have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) the Borrower shall have furnished to the Administrative Agent the following:
(c)    The duly executed originals of this Agreement (with sufficient originals thereof for each of the Lenders), the Notes payable to each of the Lenders, the Guaranty and any other additional Loan Documents;
(d)    (A) Certificates of good standing for the Loan Parties from their states of organization, certified by the appropriate governmental officer and dated not more than sixty (60) days prior to the Agreement Effective Date, and (B) foreign qualification certificates for the Loan Parties, certified by the appropriate governmental officer and dated not more than sixty (60) days prior to the Agreement Effective Date, for each jurisdiction in which the executive offices of a Loan Party is located;
(e)    Copies of the formation documents (including code of regulations, if appropriate) of the Loan Parties, certified by an officer of the Borrower or such other Loan Party or entity, as appropriate, together with all amendments thereto;
(f)    Incumbency certificates, executed by officers of the Loan Parties, which shall identify by name and title and bear the signature of the Persons authorized to sign this Agreement and the additional Loan Documents and to make borrowings hereunder on behalf of such parties, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the applicable Loan Party;
(g)    Copies, certified by a Secretary or an Assistant Secretary of the applicable Loan Party, of the Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) authorizing the Advances provided for herein, with respect to the Borrower, and the execution, delivery and performance of this Agreement and the additional Loan Documents to be executed and delivered by the applicable Loan Party;
(h)    A written opinion of the Loan Parties’ counsel, addressed to the Lenders in substantially the form of Exhibit E hereto or such other form as the Administrative Agent may reasonably approve;
(i)    A certificate, signed by an Authorized Officer of the Borrower, stating that on the Agreement Effective Date no Default or Unmatured Default has occurred and is continuing, and there has been no Material Adverse Effect and that all representations and warranties of the Borrower are true and correct in all material respects as of the Agreement Effective Date, provided that such certificate is in fact true and correct;
(j)    The most recent financial statements of the Borrower and the Parent Entities;

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(k)    UCC financing statement searches with respect to the Borrower and each of the other Loan Parties from the state of its organization;
(l)    Written money transfer instructions, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;
(m)    A pro forma compliance certificate in the form of Exhibit A, utilizing the new covenants established herein and executed by the Borrower’s chief financial officer or chief operating officer;
(n)    Evidence that all fees due to each of the Lenders with respect to this Agreement have been paid;
(o)    Copies of a certified rent roll, leasing activity reports, tenant sales reports (if applicable), and operating statements for each of the Unencumbered Pool Properties;
(p)    Evidence satisfactory of the Administrative Agent of payment in full of all amounts due to any lenders under the Original Credit Agreement which are not continuing as Lenders hereunder and of acceptance by them of the termination of their commitments thereunder.
(q)    Such other documents as the Administrative Agent or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.
Upon satisfaction of the foregoing conditions precedent and the funding of the initial Advance, the Administrative Agent shall execute and deliver to Borrower (i) a release of any mortgages provided pursuant to the terms of the Original Credit Agreement, (ii) a release of any security interests created pursuant to any “Collateral Assignments” not continuing in effect hereunder or the “Account Pledge Agreement” (as such terms are defined in the Original Credit Agreement) and (iii) terminations of any related UCC financing statements.
4.2.    Each Advance and Issuance. The Lenders shall not be required to make any Advance or issue any Facility Letter of Credit unless on the applicable Borrowing Date:
(a)    Prior to, and after giving effect to such Advance or issuance, there shall not exist any Default or Unmatured Default;
(b)    The representations and warranties contained in Article V are true and correct as of such Borrowing Date with respect to the Loan Parties in existence on such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date; and

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(c)    All legal matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.
Each Borrowing Notice and each Letter of Credit Request with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed Compliance Certificate in substantially the same form of the Certificate attached as Exhibit A.
ARTICLE V.

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
5.1.    Existence. Borrower is a limited partnership duly organized and validly existing under the laws of the State of Delaware, with its principal place of business in Columbus, Ohio and is duly qualified as a foreign limited partnership, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect. Each of the Parent Entities and Borrower’s Subsidiaries are duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and have all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect.
5.2.    Authorization and Validity. The Borrower has the limited partnership power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper limited partnership proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
5.3.    No Conflict; Government Consent. Neither the execution and delivery by the Borrower or the Parent Entities of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, the Parent Entities, or any of Borrower’s Subsidiaries or the Borrower’s, Parent Entities’ or any Subsidiary’s articles of incorporation, operating agreements, partnership agreement, or by-laws, or the provisions of any indenture, instrument or agreement to which the Borrower, the Parent Entities or any of Borrower’s Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower, Parent Entity or a Subsidiary pursuant to the terms of any such

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indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents other than the filing of a copy of this Agreement.
5.4.    Financial Statements; Material Adverse Effect. All consolidated financial statements of the Loan Parties heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Loan Parties at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments. From the preparation date of the most recent financial statements delivered to the Lenders through the Agreement Effective Date, there was no change in the business, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
5.5.    Taxes. The Loan Parties have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.
5.6.    Litigation and Guarantee Obligations. Except as set forth on Schedule 5.6 hereto or as set forth in written notice to the Administrative Agent from time to time, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Loan Parties which could reasonably be expected to have a Material Adverse Effect. The Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.1 or as set forth in written notices to the Administrative Agent given from time to time after the Agreement Effective Date on or about the date such material contingent obligations are incurred.
5.7.    Subsidiaries. Schedule 5.7 hereto contains, an accurate list of all Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation or formation and the percentage of their respective capital stock or partnership or membership interest owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries that are corporations have been duly authorized and issued and are fully paid and non-assessable.
5.8.    ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan,

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neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.
5.9.    Accuracy of Information. No information, exhibit or report furnished by the Loan Parties to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.
5.10.    Regulations of the Board. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including without limitation Regulations T, U and X of said Board.
5.11.    Material Agreements. Neither the Borrower, nor the Parent Entities, nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower, nor the Parent Entities nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would constitute a Default hereunder.
5.12.    Compliance With Laws. The Borrower has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect. The Loan Parties have not received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.
5.13.    Ownership of Projects. Except as set forth on Schedule 5.13 hereto, on the Agreement Effective Date, the Borrower will have good and marketable title, free of all Liens other than those permitted by Section 6.14, to all of the Projects reflected in the financial statements as owned by it.
5.14.    Investment Company Act. Neither the Borrower, nor the Parent Entities, nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.15.    Solvency.
(a)    Immediately after the Agreement Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated

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basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
(b)    The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
5.16.    Insurance. The Loan Parties carry insurance on their Projects with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Projects in localities where the Borrower and its Subsidiaries operate, including, without limitation:
(a)    Property and casualty insurance (including coverage for flood and other water damage for any Project located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Projects (to the extent replacement cost insurance is maintained by companies engaged in similar business and owning similar properties);
(b)    Builder’s risk insurance for any Project under construction in the amount of the construction cost of such Project;
(c)    Loss of rental income insurance in the amount not less than one year’s gross revenues from the Projects; and
(d)    Comprehensive general liability insurance in the amount of $20,000,000 per occurrence.
5.17.    REIT Status. Glimcher Realty Trust is qualified as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Borrower as a real estate investment trust.
5.18.    Title to Property. The execution, delivery or performance of the Loan Documents required to be delivered by the Borrower hereunder will not result in the creation of any Lien on

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the Projects of the Consolidated Group other than those interests intended to secure the Obligations. No consent to the transactions contemplated hereunder is required from any ground lessor or mortgagee or beneficiary under a deed of trust or any other party except as has been delivered to the Lenders.
5.19.    Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Agreement Effective Date except as disclosed on the environmental assessments delivered to the Administrative Agent pursuant to this Agreement or on Schedule 5.19 attached hereto and to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(iv)    To the best knowledge of the Borrower, with respect to all Projects owned by the Borrower and/or its Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.
(v)    Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.
(vi)    To the best knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of to or from the Projects of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern migrated or been generated, treated, stored or disposed of at, on or under any of the Projects of the Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of the Borrower or any Subsidiary under, any applicable Environmental Laws.
(vii)    No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or, to the Borrower’s knowledge, will be named as a party with respect to the Projects of the Borrower and its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of the Borrower and its Subsidiaries.
(viii)    To the best knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects

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of the Borrower and its Subsidiaries, or arising from or related to the operations of the Borrower and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
5.20.    Office of Foreign Asset Control. Borrower and any Guarantor are not (and will not be) a person with whom any Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not knowingly engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to any Lender with any additional information that any Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.
5.21.    Unencumbered Pool Properties. As of the Agreement Effective Date, Exhibit H contains a correct and complete list of all Unencumbered Pool Properties, including applicable ownership information.
(a)    Each of the Unencumbered Pool Properties is not located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law or, if any portion of the retail and other commercial buildings on such Properties are located within any such area, the applicable Subsidiary Guarantor has obtained and will maintain through the Facility Termination Date the insurance prescribed in Section 5.16 hereof.
(b)     To the Borrower’s knowledge, each of the Unencumbered Pool Properties and the present use and occupancy thereof are in material compliance with all material zoning ordinances (without reliance upon adjoining or other properties), health, fire and building codes, land use laws (including those regulating parking) and Environmental Laws (except as disclosed on the environmental assessments delivered to the Administrative Agent pursuant to this Agreement) and other similar laws (“Applicable Laws”).
(c)    Each of the Unencumbered Pool Properties (other than Unencumbered Pool Properties which are vacant or improved only with farm buildings or other non-commercial structures) is served by all utilities required for the current or contemplated use thereof.
(d)    All public roads and streets necessary for service of and access to each of the Unencumbered Pool Properties (other than Unencumbered Pool Properties which are vacant or improved only with farm buildings or other non-commercial structures) for the current or contemplated use thereof have been completed, and are open for use by the public, or appropriate insured private easements are in place.

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(e)    Borrower is not aware of any material latent or patent structural or other significant deficiency of the Unencumbered Pool Properties (other than Unencumbered Pool Properties which are vacant or improved only with farm buildings or other non-commercial structures). Each of the Unencumbered Pool Properties (other than Unencumbered Pool Properties which are vacant or improved only with farm buildings or other non-commercial structures) is free of damage and waste that would materially and adversely affect the value of the Unencumbered Pool Properties, is in good condition and repair and to Borrower’s knowledge there is no deferred maintenance other than ordinary wear and tear. Each of the Unencumbered Pool Properties is free from damage caused by fire or other casualty.
(f)    To Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Unencumbered Pool Properties (other than Unencumbered Pool Properties which are vacant or improved only with farm buildings or other non-commercial structures) are in a good and safe condition and repair and to Borrower’s knowledge, in material compliance with all Applicable Laws with respect to such systems.
(g)    To the Borrower’s knowledge, all improvements on the Unencumbered Pool Properties lie within the boundaries and building restrictions of the legal descriptions of record of Unencumbered Pool Properties, no improvements encroach upon easements benefiting the Unencumbered Pool Properties other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Pool Properties and no improvements on adjoining properties encroach upon the Unencumbered Pool Properties or upon easements benefiting the Unencumbered Pool Properties other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Pool Properties.
(h)    All Leases are in full force and effect. Borrower is not in default under any Lease and Borrower has disclosed to Lenders in writing any material default, of which Borrower has knowledge, under any Major Lease.
(b)    There are no material delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Unencumbered Pool Properties except to the extent such items are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided and there is no risk of loss, forfeiture, or sale of any interest in the Unencumbered Pool Properties during such proceedings. Each of the Unencumbered Pool Properties is taxed separately without regard to any other property not included in the Unencumbered Pool Properties.
(j)    No condemnation proceeding or eminent domain action is pending or threatened against any of the Unencumbered Pool Properties which would impair the use, value, sale or occupancy of such Unencumbered Pool Property (or any portion thereof) in any material manner.

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(k)    Each of the Unencumbered Pool Properties is not, nor is any direct or indirect interest of the Borrower or any Subsidiary Guarantor in any Unencumbered Pool Property, subject to any Lien other than Permitted Liens set forth in clauses (i) through (iv) of Section 6.14 or to any Negative Pledge (other than the Liens and Negative Pledges created pursuant to this Agreement to secure the obligations of the Borrower and the Subsidiary Guarantors).
5.22.    Tax Shelter Representation. The Borrower does not intend to treat the Loans, and/or related transactions as being a “reportable transaction” (within the meaning of United States Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.
5.23.    Anti-Terrorism Laws.
(i)    None of the Borrower or any of its Affiliates is in violation of any laws or regulations relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
(ii)    None of the Borrower or any of its Affiliates, or any of its brokers or other agents acting or benefiting from the Loan is a Prohibited Person. A “Prohibited Person” is any of the following:
(1)    a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
(2)    a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
(3)    a person or entity with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(4)    a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(5)    a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

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(iii)    None of the Borrower or any of its Affiliates or any of its brokers or other agents acting in any capacity in connection with the Loan (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
The Borrower shall not (1) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrower shall deliver to Administrative Agent any certification or other evidence requested from time to time by Administrative Agent in its reasonable discretion, confirming the Borrower’s compliance herewith).
Notwithstanding the foregoing, at any time that Glimcher Realty Trust retains its status as a publicly held company, the representations made in this Section 5.23 are limited to the Borrower’s knowledge with respect to Affiliates that are Affiliates due to ownership of 10% or more of any class of voting securities.
5.24.    Absence of Offsets and Claims. As of the Agreement Effective Date, neither the Borrower nor any other Loan Party has any offsets or claims against the Administrative Agent or the Lenders under the Original Credit Agreement or any other Loan Document or on account of any acts or omissions of the Administrative Agent or any Lender in connection with the Agreement or any other Loan Document.
ARTICLE VI.

COVENANTS
During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
6.1.    Financial Reporting. The Borrower will maintain for the Consolidated Group a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:
(a)    As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, other than the fourth quarter, for the Consolidated Group, an unaudited consolidated and consolidating balance sheet as of the close of each such period and the related unaudited consolidated and consolidating statements of income and retained

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earnings and of cash flows of the Consolidated Group for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by the Borrower’s chief financial officer or chief accounting officer;
(b)    As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, for the owners of the Unencumbered Pool Properties, rent rolls and operating statements for each of the Unencumbered Pool Properties, all in form and substance reasonably satisfactory to the Administrative Agent, all certified by an Authorized Officer of the Borrower, plus, not later than 90 days after the close of each fiscal year, an annual budget for each of the Unencumbered Pool Properties and operating statements for all of the Projects, which shall include the tenant sales amount per square foot for those tenants that report sales for each Project (if applicable) for such preceding fiscal year;
(c)    As soon as available, but in any event not later than 90 days after the close of each fiscal year, for the Consolidated Group, audited financial statements, including a consolidated and consolidating balance sheet as at the end of such year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent;
(d)    Together with the quarterly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit A hereto signed by the Borrower’s chief financial officer, chief accounting officer or chief operating officer showing the calculations and computations necessary to determine compliance with this Agreement and stating that, to such officer’s knowledge, no Default or Unmatured Default exists, or if, to such officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof;
(e)    As soon as possible and in any event within 10 days after a responsible officer of the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;
(f)    As soon as possible and in any event within 10 days after receipt by a responsible officer of the Borrower, a copy of (a) any notice or claim to the effect that (i) the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any Material of Environmental Concern into the environment, or (ii) any Unencumbered Pool Property fails to comply with or is in violation of any Environmental Law and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in the case of either (a) or (b) could have a Material Adverse Effect;

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(g)    Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished; and
(h)    Upon request by any Lender, a balance sheet and cash flow projections for the Consolidated Group, together with such other information (including, without limitation, financial statements for the Borrower, non-financial information and a listing of capital expenditures, a rent roll, and such other information on any Project) as the Administrative Agent may from time to time reasonably request.
6.2.    Use of Proceeds. The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Advances for its own account for general corporate purposes of the Borrower and its Subsidiaries, including without limitation working capital needs, acquisitions, the repayment of Indebtedness, the funding of tenant improvements, development/redevelopment, capital expenditures and leasing commissions. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender, (ii) to fund any purchase of, or offer for, a controlling portion of the Capital Stock of any Person, unless the board of directors or other manager of such Person has consented to such offer, or (iii) to make any Acquisition other than a Permitted Acquisition.
6.3.    Notice of Default. The Borrower will give, and will cause each of its Subsidiaries to give, prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.
6.4.    Conduct of Business. The Borrower will do, and will cause each of its Subsidiaries to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, limited liability company, general partnership or limited partnership, as the case may be, in its jurisdiction of incorporation/formation (except with respect to mergers not prohibited hereunder and Permitted Acquisitions) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct their businesses in substantially the same manner as they are presently conducted where the failure to do so could reasonably be expected to have a Material Adverse Effect and, specifically, neither the Borrower nor its Subsidiaries may undertake any business other than the acquisition, development, ownership, management, operation and leasing of retail, office or industrial properties, and ancillary businesses specifically related to such types of properties, subject to the limitations on Permitted Investments and Permitted Acquisitions established hereunder.
6.5.    Taxes. The Borrower will pay, and will cause each of its Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them or their income, profits or Projects, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.
6.6.    Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.16 on all their Property

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and the Borrower will furnish to any Lender upon reasonable request full information as to the insurance carried.
6.7.    Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which could reasonably be expected to have a Material Adverse Effect.
6.8.    Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects, in good condition and repair, working order and condition, ordinary wear and tear excepted.
6.9.    Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit the Lenders upon reasonable notice and during normal business hours and subject to rights of tenants, by their respective representatives and agents, to inspect any of the Projects, corporate books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.
6.10.    Maintenance of Status. The Borrower shall cause Glimcher Realty Trust to at all times  maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status.
6.11.    Dividends; Distributions; Redemptions. The Parent Entities and the Borrower and its Subsidiaries shall be permitted to declare and pay dividends on their Capital Stock, to make distributions with respect thereto from time to time and to redeem their Capital Stock, provided, however, that in no event shall any Parent Entity or the Borrower: (i) pay any such dividends or make any such distributions on any Capital Stock (including without limitation the declaration and payment of Preferred Dividends or the making of distributions to holders of limited partnership units in the Borrower), if such dividends and distributions paid on account of the then-current fiscal quarter and the three immediately preceding fiscal quarters, in the aggregate for such period, would exceed 95% of Adjusted Funds From Operations of the Consolidated Group for such period or (ii) pay any such dividends or make any such distributions or make any such redemptions if any Default has occurred hereunder and is then continuing, provided however that, so long as such Default is not a monetary Default under Section 7.1 or Section 7.2 below or a Default under Section 7.7 or Section 7.8 below, or any other Default that has resulted in an acceleration of the obligations under Section 8.1 below, the Parent Entities and the Borrower shall be permitted to distribute whatever amount of dividends is necessary to maintain the tax status of Glimcher Realty Trust as a real estate investment trust, which distributions may be made in cash or in Capital Stock at the Borrower’s option.
6.12.    No Change in Control. The Borrower will not, nor will it permit the Parent Entities to, undergo a Change in Control.

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6.13.    Acquisitions and Investments. The Borrower will not, nor will it permit any Subsidiary to, (A) make or suffer to exist Investments in any Person (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments for such Investments, or (B) become or remain a partner in any partnership or joint venture, or (C) to make any Acquisition of any Person, except:
(a)    cash and Cash Equivalents;
(b)    Investments in existing Subsidiaries, Investments in Subsidiaries formed for the purpose of developing or acquiring Projects, Investments in joint ventures and partnerships engaged solely in the business of purchasing, developing, owning, operating, leasing and managing commercial real estate, including without limitation mixed-use Projects, and Investments in existence on the date hereof and described in Schedule 6.13 hereto;
(c)    transactions permitted pursuant to Section 6.20;
(d)    advances to tenants in the ordinary course of business;
(e)    Acquisitions of 100% of the Capital Stock of Persons whose primary operations consist of the ownership, development, operation and management of Projects; and
(f)    Acquisitions of equity interests in tenants obtained in connection with tenant work outs, not to exceed $5,000,000 in the aggregate;
provided that, after giving effect to such Acquisitions and Investments, Borrower continues to comply with all its covenants herein, including without limitation the further restrictions on certain types of Properties as set forth in Section 6.20. Acquisitions permitted pursuant to this Section 6.13 shall be deemed to be “Permitted Acquisitions”. Investments permitted pursuant to this Section 6.13 shall be deemed to be “Permitted Investments”.
6.14.    Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:
(c)    Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books;
(d)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on

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its books and there is no risk of loss, forfeiture, or sale of any interest in the Property during the pending of such proceeding;
(e)    Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
(f)    Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material and adverse way affect the marketability of the same or materially and adversely interfere with the use thereof in the business of the Borrower or its Subsidiaries; and
(g)    Liens on Projects (other than the Unencumbered Pool Properties) or Liens on direct ownership interests in the owners of such Projects that are not Unencumbered Pool Properties (so long as such owners do not own any Unencumbered Pool Properties) given to secure any Secured Indebtedness permitted hereunder to the extent such Liens (i) constitute a first priority Lien on any such Project or ownership interest or a second priority Lien on any such Project which is created simultaneously with a first priority Lien thereon and (ii) will not result in a Default in any of Borrower’s covenants herein.
Liens permitted pursuant to this Section 6.14 shall be deemed to be “Permitted Liens”.
6.15.    Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate which is not a member of the Consolidated Group except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.
6.16.    Variable Interest Indebtedness. The Borrower shall not at any time permit the outstanding principal balance of any Consolidated Outstanding Indebtedness which bears interest at an interest rate that is not fixed through the maturity date of such Indebtedness to exceed twenty percent (20%) of Total Asset Value, unless all of such Indebtedness in excess of such amount is subject to a Rate Management Transaction approved by the Administrative Agent that effectively converts the interest rate on such excess to a fixed rate.
6.17.    Consolidated Net Worth. The Consolidated Group shall maintain a Consolidated Net Worth of not less than $1,200,000,000 plus seventy-five percent (75%) of the equity contributions or sales of treasury stock received by the Borrower or any Parent Entity after the Agreement Effective Date.

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6.18.    Indebtedness and Cash Flow Covenants. The Borrower shall not permit:
(b)    The sum of (A) any Recourse Indebtedness of the Glimcher Group other than the Recourse Indebtedness created under this Agreement and the Indebtedness under the Secured Line of Credit Agreement plus (B) the Glimcher Percentage of any Recourse Indebtedness of the other members of the Consolidated Group to be greater than ten percent (10%) of Total Asset Value at any time;
(c)    That portion of Consolidated Outstanding Indebtedness which is Secured Indebtedness to be greater than fifty-five percent (55%) of Total Asset Value; provided, however, Borrower shall have a one (1) time right to increase such percentage to fifty-seven and one-half percent (57.5%) on written notice to the Adminstrative Agent provided that such increase shall expire immediately following the last day of the fiscal quarter immediately following the fiscal quarter in which such notice is given;
(d)    Any Consolidated Outstanding Indebtedness which is Unsecured Indebtedness (other than the Loans under this Agreement) to exist or be incurred until after the date on which the Secured Line of Credit Facility has been repaid in full;
(e)    Adjusted Annual EBITDA to be less than 1.75 times Consolidated Interest Expense at any time;
(f)    Adjusted Annual EBITDA to be (A) less than 1.40 times Fixed Charges at any time prior to the date on which Borrower’s financial results for the quarter ending March 31, 2013 are reported, (B) less than 1.45 times Fixed Charges from and after such date and prior to the Initial Facility Termination Date or (C) less than 1.50 times Fixed Charges on and after the Initial Facility Termination Date; or
(g)    The Leverage Ratio as of the last day of any fiscal quarter to be more than sixty percent (60%) for any fiscal quarter of Borrower ending after the Agreement Effective Date.
6.19.    Environmental Matters. Borrower and its Subsidiaries shall:
(i)    Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that in no event shall the Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by the Borrower or its Subsidiaries as of the date hereof, or (ii) at Projects hereafter acquired by the Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.

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(ii)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Borrower and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.
(iii)    Defend, indemnify and hold harmless Administrative Agent and each Lender, and their respective officers and directors from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, its Subsidiaries or the Projects or the presence of any Materials of Environmental Concern on any of the Unencumbered Pool Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.
6.20.    Permitted Investments.
(i)    The aggregate of the Glimcher Group Investment and the Glimcher Percentage of any such Investments by Joint Ventures in all Unimproved Land shall not at any time exceed five percent (5%) of Total Asset Value.
(ii)    The aggregate of the Glimcher Group Investment, and the Glimcher Percentage of any such Investments by Joint Ventures, in all First Mortgage Receivables (with each asset valued at the lower of its acquisition cost and its fair market value) shall not at any time exceed five percent (5%) of Total Asset Value.
(iii)    The Glimcher Group’s aggregate Investment in Joint Venture Projects (valued at the greater of the cash investment in that entity by the Glimcher Group or the portion of Total Asset Value attributable to such entity or its assets as the case may be) shall not at any time exceed thirty percent (30%) of Total Asset Value.
(iv)    The aggregate of the Glimcher Group Investment, and the Glimcher Percentage of the Investment by Joint Ventures, in Construction in Progress (with

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each asset valued in accordance with GAAP) shall not at any time exceed fifteen percent (15%) of Total Asset Value.
The aggregate of the Glimcher Group Investment and the Glimcher Percentage of the Investment by Joint Ventures in the above items (i)-(iv), in the aggregate and after eliminating any duplication of Investments included in more than one of such items, shall not at any time exceed thirty-five percent (35%) of Total Asset Value.
6.21.    Unencumbered Pool Size. Borrower shall at all times maintain (i) not less than five (5) Unencumbered Pool Properties each which complies with all of the requirements for qualifications as an Eligible Unencumbered Pool Property and (ii) Unencumbered Pool Properties with an aggregate Unencumbered Pool Value of not less than $150,000,000.
6.22.    Prohibited Encumbrances. The Borrower agrees that neither the Borrower nor any other members of the Consolidated Group shall (i) create or permit a Lien against any Project other than as permitted in Section 6.14(e), (ii) create or permit a Lien on any Capital Stock or other ownership interests in any member of the Consolidated Group or any Investment Affiliate other than as permitted in Section 6.14(e), or (iii) enter into or be subject to any agreement governing any Indebtedness which constitutes a “negative pledge”, an unencumbered asset covenant or other similar covenant or restriction which prohibits or limits the ability of Borrower or any other member of the Consolidated Group to sell or create Liens against any Projects (other than restrictions on further subordinate Liens on Projects or ownership interests therein already encumbered by a Lien permitted under Section 6.14(e)).
6.23.    Subsidiary Guaranty. Borrower shall cause each of its existing Subsidiaries listed on Schedule 6.23, which includes all current subsidiaries of Borrower other than Excluded Subsidiaries, to execute and deliver to the Administrative Agent the Subsidiary Guaranty. Borrower shall cause each Subsidiary which is hereafter acquired or formed (other than Excluded Subsidiaries) to execute and deliver to the Administrative Agent a joinder in the Subsidiary Guaranty in the form of Exhibit A attached to the form of Subsidiary Guaranty. Borrower covenants and agrees that each Subsidiary which it shall cause to execute the Subsidiary Guaranty shall be fully authorized to do so by its supporting organizational and authority documents and shall be in good standing in its state of organization and shall have obtained any necessary foreign qualifications required to conduct its business. If a Subsidiary that was not required to join in the Subsidiary Guaranty because it was an Excluded Subsidiary as of the Agreement Effective Date shall subsequently not be precluded from doing so by the terms of any applicable Secured Indebtedness and shall have assets that represent five percent (5%) or more of the Total Asset Value, then Borrower shall cause such Subsidiary to join in the Subsidiary Guaranty. The delivery by Borrower to the Administrative Agent of any such joinder shall be deemed a representation and warranty by Borrower that each Subsidiary which Borrower caused to execute the Subsidiary Guaranty has been fully authorized to do so by its supporting organizational and authority documents and is in good standing in its state of organization and has obtained any necessary foreign qualifications required to conduct its business.
6.24.    Secured Line of Credit Facility Repayment Covenant. In the event that Borrower does not repay, in full, the Secured Line of Credit Facility by _________________, 2014 (the

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Secured Line of Credit Facility Maturity Date”) [INSERT DATE THAT IS 15 MONTHS FOLLOWING AGREEMENT EFFECTIVE DATE], then:
(a)    The terms contained in Section 2.22 of this Agreement shall be deemed null and void and of no further force and effect and Borrower shall no right to extend the Initial Facility Termination Date;
(b)    The Applicable Margins under this Agreement from and after the Secured Line of Credit Facility Maturity Date shall be based on the pricing schedule set forth on Exhibit G-2 attached hereto (and not based on the pricing schedule set forth on Exhibit G-1); and
(c)    Within ten (10) Business Days following such Secured Line of Credit Facility Maturity Date, Borrower and any applicable Subsidiaries shall execute and deliver to the Administrative Agent, on behalf of the Lenders, a collateral assignment and pledge of 100% of the equity interests in all of the Unencumbered Pool Properties, which collateral assignment(s) shall be in substantially the same form as the those certain Collateral Assignments of Equity Interests attached as Exhibit H-2 to the Secured Line of Credit Agreement, pursuant to which there shall be granted to the Administrative Agent on behalf of the Lenders a first priority lien and security interest in the applicable pledged equity interests in the Unencumbered Pool Properties, and any further UCC searches, organizational documents, resolutions, assignments, certificates, powers, consents, acknowledgments, estoppels or UCC-1 financing statements that the Administrative Agent may require be delivered in connection therewith.
ARTICLE VII.

DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default:
7.1.    Nonpayment of any principal payment due hereunder or under any Note when due.
7.2.    Nonpayment of interest upon any Note or of any fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.
7.3.    The breach of any of the terms or provisions of Sections 6.2, 6.10, 6.11, 6.12, 6.20, 6.21, 6.22, 6.23 and 6.24.
7.4.    Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, or any material certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

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7.5.    The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2, 7.3 or 7.4) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent or any Lender.
7.6.    The default by the Borrower or any other member of the Consolidated Group or any Investment Affiliate in the payment of any amount due under, or the performance of any term, provision or condition contained in, any agreement with respect to (A) any Recourse Indebtedness of the Borrower or any other member of the Consolidated Group having an outstanding principal balance in excess of $25,000,000 at the time of such default or (B) any Non-Recourse Indebtedness of the Borrower or any other member of the Consolidated Group or any Investment Affiliate having an outstanding principal balance in excess of $100,000,000 in the aggregate at the time of such default (collectively, “Material Indebtedness”) or any other event shall occur or condition exist, which causes or permits any such Material Indebtedness to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.
7.7.    Any member of the Consolidated Group shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.7, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.8 or (vii) admit in writing its inability to pay its debts generally as they become due.
7.8.    A receiver, trustee, examiner, liquidator or similar official shall be appointed for any member of the Consolidated Group or for any Substantial Portion of the Property of any member of the Consolidated Group or a proceeding described in Section 7.7(iv) shall be instituted against any member of the Consolidated Group and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.
7.9.    Any member of the Consolidated Group shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against any member of the Consolidated Group would exceed $25,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.
7.10.    The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal

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liability (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $500,000 per annum.
7.11.    The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $500,000.
7.12.    Failure to remediate within the time period permitted by law or governmental order, after all administrative hearings and appeals have been concluded (or within a reasonable time in light of the nature of the problem if no specific time period is so established), material environmental problems at Properties owned by the Borrower or any of its Subsidiaries or Investment Affiliates whose aggregate book values are in excess of $5,000,000.
7.13.    The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.
7.14.    The attempted revocation, challenge, disavowment, or termination by the Borrower or a Parent Entity of any of the Loan Documents.
7.15.    Either the Borrower or any Parent Entity, without obtaining consent of the Required Lenders, shall enter into any merger, consolidation, reorganization or liquidation or transfer or otherwise dispose of all or substantially all of their Properties, unless (a) in the case of a merger or consolidation the Borrower or such Parent Entity is the surviving entity in such merger or consolidation and (b) after giving effect to the merger, the Borrower remains in compliance with the terms of the Credit Agreement, provided that any such action shall not constitute a Default unless the Borrower shall fail to reverse such action within sixty (60) days after written notice from the Administrative Agent that such action constitutes a Default hereunder.
ARTICLE VIII.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1.    Acceleration. If any Default described in Section 7.7 or 7.8 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, so long as a Default exists Lenders shall have no obligation to make any Loans and the Required Lenders, at any time prior to the date that such Default has been fully cured, may permanently terminate the obligations of the Lenders to make Loans hereunder and declare the Obligations to be due and payable, or

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both, whereupon if the Required Lenders elected to accelerate (i) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within 30 days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion), shall use its good faith efforts to collect all amounts owed by the Borrower and any Guarantor under the Loan Documents by exercising all rights and remedies provided for under this Agreement and the Loan Documents or otherwise available at law or in equity, including without limitation by filing and diligently pursuing judicial action.
In addition to the foregoing, following the occurrence of a Default and so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Required Lenders the Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto. The Borrower shall have no control over funds in the Letter of Credit Collateral Account and shall not be entitled to receive any interest thereon. Such funds shall be promptly applied by the Administrative Agent to reimburse the Issuing Bank for drafts drawn from time to time under the Facility Letters of Credit and associated issuance costs and fees. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Obligations in full shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.
If, within 10 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.7 or 7.8 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
8.2.    Amendments. Subject to the provisions of this Article VIII the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement or waiver shall, without the consent of all Lenders:
(c)    Extend the Facility Termination Date (except as provided in Section 2.22), or forgive all or any portion of the principal amount of any Loan or accrued interest thereon or the Unused Fee, reduce the Applicable Margins or modify the underlying interest rate options (or modify any definition herein used in calculating such options which would have the effect of modifying such options) or extend the time of payment of any such principal, interest or facility fees.

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(d)    Release any Guarantor from the Guaranties, except as expressly provided for herein.
(e)    Reduce the percentage specified in the definition of Required Lenders.
(f)    Increase the Aggregate Commitment, except as provided in Section 2.24.
(g)    Permit the Borrower to assign its rights under this Agreement.
(h)    Amend Sections 6.21, 8.1, 8.2 , or 11.2.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.
8.3.    Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.
8.4.    Insolvency of Borrower. In the event of the insolvency of the Borrower, the Lenders shall have no obligation to make further disbursements of the Facility, and the outstanding principal balance of the Facility, including accrued and unpaid interest thereon, shall be immediately due and payable.
ARTICLE IX.

GENERAL PROVISIONS
9.1.    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.
9.2.    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.3.    Intentionally Omitted.

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9.4.    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.5.    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.
9.6.    Several Obligations; Benefits of the Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. The Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to the Agreement and their respective successors and assigns.
9.7.    Expenses; Indemnification. The Borrower shall reimburse the Administrative Agent for any costs, and out-of-pocket expenses (including, without limitation, all reasonable fees for consultants and fees and reasonable expenses for attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the amendment, modification, and enforcement of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including, without limitation, all fees and reasonable expenses for attorneys for the Administrative Agent and the Lenders, which attorneys may be employees of the Administrative Agent or the Lenders) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout). The Borrower further agrees to indemnify the Administrative Agent, each Lender and their Affiliates, and their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and reasonable expenses for attorneys of the indemnified parties, all reasonable expenses of litigation or preparation therefor whether or not the Administrative Agent, or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the Projects, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any of the foregoing indemnified parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Facility Letter of Credit or the use of the proceeds thereof. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

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9.8.    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
9.9.    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
9.10.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
9.11.    No Advisory or Fiduciary Responsibility. The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party, or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty to the Borrower or any other Loan Party in connection with any aspect of any transaction contemplated hereby. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

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9.12.    Choice of Law. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF OHIO, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
9.13.    Consent to Jurisdiction. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR OHIO STATE COURT SITTING IN CLEVELAND IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CLEVELAND, OHIO.
9.14.    Waiver of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
9.15.    Release of Prior Claims. The Borrower does hereby release, remise, acquit and forever discharge the Administrative Agent and the other Lenders and their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to the Agreement Effective Date, and in any way arising out of or in any way connected to the Original Credit Agreement or the Loan Documents thereunder (all of the foregoing hereinafter called the “Released Matters”). The Borrower acknowledges that the agreements herein are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. The Borrower represents and warrants to the Administrative Agent and the other Lenders that it has not purported to transfer, assign or otherwise convey any right, title or interest of the Borrower in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

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ARTICLE X.

THE ADMINISTRATIVE AGENT
10.1.    Appointment. KeyBank National Association, is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Ohio Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
10.2.    Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
10.3.    General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for (i) any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct; or (ii) any determination by the Administrative Agent that compliance with any law or any governmental or quasi-governmental rule, regulation, order, policy, guideline or directive (whether or not having the force of law) requires the Advances and Commitments hereunder to be classified as being part of a “highly leveraged transaction”.
10.4.    No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any

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other instrument or writing furnished in connection therewith; (v) the value, sufficiency, creation, perfection, or priority of any interest in any collateral security; or (vi) the financial condition of the Borrower or any Guarantor. Except as otherwise specifically provided herein, the Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).
10.5.    Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the required percentage of the Lenders needed to take such action or refrain from taking such action, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of the Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
10.6.    Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.
10.7.    Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.
10.8.    Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including without limitation, for any such amounts incurred by

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or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent’s express obligations and undertakings to the Lenders. The obligations of the Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
10.9.    Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.
10.10.    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and the other Loan Documents.
10.11.    Successor Administrative Agent. Except as otherwise provided below, KeyBank National Association shall at all times serve as the Administrative Agent during the term of this Facility. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent. If the Administrative Agent has been grossly negligent in the performance of its obligations hereunder, the Administrative Agent may be removed at any time by written notice received by the Administrative Agent from other Lenders holding in the aggregate at least two-thirds of that portion of the Aggregate Commitment not held by the Administrative Agent or its affiliates, such removal to be effective on the date specified by such other Lenders. Upon any such resignation or removal, such other Lenders shall appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by such other Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent shall appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor

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Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.
10.12.    Notice of Defaults. If a Lender becomes aware of a Default or Unmatured Default, such Lender shall notify the Administrative Agent of such fact provided that the failure to give such notice shall not create liability on the part of a Lender. Upon receipt of such notice that a Default or Unmatured Default has occurred, the Administrative Agent shall promptly notify each of the Lenders of such fact.
10.13.    Requests for Approval. If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten Business Days (or sooner if such notice specifies a shorter period for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from the Administrative Agent. If the Lender does not so respond, that Lender shall be deemed to have approved the request.
10.14.    Defaulting Lenders. At such time as a Lender becomes a Defaulting Lender, such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders, each affected Lender or all Lenders shall be immediately suspended until such time as the Lender is no longer a Defaulting Lender, except that (i) the amount of the Commitment of the Defaulting Lender may not be increased and (ii) the Facility Termination Date (as to such Defaulting Lender’s Loans and Commitment only) may not be extended other than as expressly provided under Section 2.22, without its consent. If a Defaulting Lender has failed to fund its pro rata share of any Advance and until such time as such Defaulting Lender subsequently funds its pro rata share of such Advance, all Obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal of, interest on and fees relating to the Loans funded by the other Lenders in connection with any such Advance in which the Defaulting Lender has not funded its pro rata share (such principal, interest and fees being referred to as “Senior Loans” for the purposes of this section). All amounts paid by the Borrower or the Guarantors and otherwise due to be applied to the Obligations owing to such Defaulting Lender pursuant to the terms hereof shall be distributed by the Administrative Agent to the other Lenders in accordance with their respective pro rata shares (recalculated for the purposes hereof to exclude the Defaulting Lender) until all Senior Loans have been paid in full provided, however, in no event will any such distribution to the other Lenders give rise to any liability of the Borrower to the Defaulting Lender. After the Senior Loans have been paid in full equitable adjustments will be made in connection with future payments by the Borrower

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to the extent a portion of the Senior Loans had been repaid with amounts that otherwise would have been distributed to a Defaulting Lender but for the operation of this Section 10.14. This provision governs only the relationship among the Administrative Agent, each Defaulting Lender and the other Lenders; nothing hereunder shall limit the obligation of the Borrower to repay all Loans in accordance with the terms of this Agreement. The provisions of this section shall apply and be effective regardless of whether a Default occurs and is continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of the Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders or all Lenders.
10.15.    Additional Agents. The Co-Syndication Agents and Co-Documentation Agents designated on the cover of the Agreement shall not have any rights or obligations under the Loan Documents as a result of such designation or of any actions undertaken in such capacity, such parties having only those rights or obligations arising hereunder in their capacities as Lenders.
ARTICLE XI.

SETOFF; RATABLE PAYMENTS
11.1.    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any of its Affiliates to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due, provided, however that each Lender agrees that no such set off or offset shall be permitted without the prior written consent of the Administrative Agent, which consent may be withheld in the Administrative Agent’s discretion if the Administrative Agent has a good faith belief that such an offset might impair any other remedies available to the Lenders under the Loan Documents.
11.2.    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments of Swingline Loans and payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

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ARTICLE XII.

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1.    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to the Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under the Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under the Agreement and any Note to its trustee in support of its obligations to its trustee, provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent and Borrower may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent and Borrower may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
12.2.    Participations.
(1)    Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

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(2)    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than those amendments, modifications or waivers with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all the Lenders pursuant to the terms of clauses (a), (b) or (e) of Section 8.2 hereof.
(3)    Benefit of Setoff. Each Lender shall retain the right of setoff provided in Section 11.1 and shall not be permitted to share such right with any Participant.
12.3.    Assignments.
(a)    Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to any of such Lender’s Affiliates or to one or more banks, financial institutions or pension funds without the prior approval of the Borrower, or to one or more other entities, with the prior approval of the Borrower, which approval of the Borrower (i) shall not be unreasonably withheld or delayed and shall be deemed given if not withheld within five (5) Business Days after written request for such approval from the Administrative Agent and (ii) shall not be required if a Default or Unmatured Default has occurred and is then continuing (such permitted assignees hereinafter referred to as “Purchasers”), all or any portion of its rights and obligations under the Loan Documents provided that any assignment of only a portion of such rights and obligations shall be in an amount not less than $5,000,000. In addition, KeyBank National Association agrees that it will not assign any portion of its Commitment or Commitments of its affiliates, if such assignment will result in the amount of the Commitment to be held by KeyBank National Association and its affiliates to be less than the lesser of (i) ten percent (10%) of the then-current Aggregate Commitment or (ii) $20,000,000, provided that such restriction shall only apply so long as no Default has occurred and is continuing. Such assignment shall be substantially in the form of Exhibit B hereto or in such other form as may be agreed to by the parties thereto. The consent of the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof or an entity that manages a Lender. Such consent shall not be unreasonably withheld or delayed.
(b)    Effect; Effective Date. Upon (i) delivery to the Administrative Agent and Borrower of a notice of assignment, substantially in the form attached as Exhibit “I” to Exhibit B hereto (a “Notice of Assignment”), together with any consents required by Section 12.3(a), and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor

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Lender shall automatically be released on the effective date of such assignment, with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(b), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.
12.4.    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, subject in each case to the confidentiality provisions of Section 12.6.
12.5.    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.
12.6.     Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and advisors, including accountants and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Obligations or the enforcement of rights under the Loan Documents, (f) subject to receipt of a written agreement from such Person containing provisions substantially the same as those of this Section, to any Transferee or prospective Transferee of any of its rights or obligations under this Agreement, (g) with the written consent of Borrower, (h) to any member of the Consolidated Group, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of Information received from Borrower after the date hereof, such Information either consists of financial statements or operating statements, rent rolls or tenant summaries for Projects or is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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ARTICLE XIII.

NOTICES
13.1.    Giving Notice. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile (if confirmed in writing as provided below), or by email (if confirmed in writing as provided below) and addressed or delivered to such party at its address set forth below its signature hereto or at such other address (or to counsel for such party) as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received and any notice, if transmitted by email or facsimile, shall be deemed given when transmitted (provided a copy of such notice is also sent by overnight delivery service which is scheduled for delivery no later than the first Business Day after the date of such email or facsimile).
13.2.    Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE XIV.

PATRIOT ACT
Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. The Borrower agrees to cooperate with each Lender and provide true, accurate and complete information to such Lender in response to any such request.
ARTICLE XV.
COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by email or telephone, that it has taken such action.
(Remainder of page intentionally left blank.)

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IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.
GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership
By:     Glimcher Properties Corporation, its sole     general partner
By: /s/ Mark E. Yale
Name: Mark E. Yale
Title: Executive Vice President, Chief Financial Officer & Treasurer

180 East Broad Street
Columbus, OH 43215
Attention: Richard Burkhart
Phone: 614-887-5889
Facsimile: 614-621-2326
Email: rburkhart@glimcher.com

With a copy to:

180 East Broad Street
Columbus, OH 43215
Attention: George Schmidt, General Counsel
Phone: 614-887-5619
Facsimile: 614-621-2326
Email: gschmidt@glimcher.com

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE OF GLIMCHER PROPERTIES LIMITED PARTNERSHIP
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COMMITMENT:    KEYBANK NATIONAL ASSOCIATION,
$36,000,000    Individually and as Administrative Agent
By: /s/ Kevin P. Murray
Print Name: Kevin P. Murray
Title: Senior Vice President
KeyBank National Association
1200 Abernathy Road NE, Suite 1550
Atlanta, GA 30328
Attention: Kevin P. Murray
Phone: 770-510-2168
Facsimile: 770-510-2195
Email: Kevin_P_Murray@KeyBank.com

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE OF KEYBANK NATIONAL ASSOCIATION
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COMMITMENT:    BANK OF AMERICA, N.A.,
$36,000,000    Individually and as Co-Syndication Agent
By: /s/ Helen W. Chan
Name: Helen W. Chan
Title: Vice President

Bank of America, N.A.
Mail Code: CA5-704-06-37
315 Montgomery Street
San Francisco, CA 94104
Attention:    Helen W. Chan
Phone: 415-913-4698
Facsimile: 415-913-2356
Email: Helen.w.chan@baml.com

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE OF BANK OF AMERICA, N.A.
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COMMITMENT:    WELLS FARGO BANK, NATIONAL ASSOCIATION
$33,750,000    Individually and as Co-Syndication Agent
By: /s/ Sam Supple
Name: Sam Supple
Title: Senior Vice President

Wells Fargo Bank, N.A.
123 North Wacker Drive, Suite 1900
Chicago, IL 60606
Attention:    Karen Skutt
Phone: 312-269-4809
Facsimile: 312-782-0969
Email: sam.supple@wellsfargo.com

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE OF WELLS FARGO BANK, NATIONAL ASSOCIATION
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COMMITMENT:    U.S. BANK NATIONAL ASSOCIATION,
$33,750,000    Individually and as Co-Documentation Agent
By: /s/ Anthony J. Mathena
Name: Anthony J. Mathena
Title: Vice President

U.S. Bank National Association
Commercial Real Estate
10 West Broad Street, 12th Floor
Columbus, OH 43215
Attention:    Anthony J. Mathena
Phone: 614-232-8013
Facsimile: 614-232-8033
Email: Anthony.Mathena@usbank.com

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE OF US BANK NATIONAL ASSOCIATION
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COMMITMENT:    THE HUNTINGTON NATIONAL BANK,
$33,750,000    Individually and as Co-Documentation Agent
By: /s/ Arthur N. DePompei
Name: Arthur N. DePompei
Title: Vice President

The Huntington National Bank
200 Public Square-CM17
Cleveland, OH 44114
Attention:    Stacia P. Yerico
Assistant Vice President
Phone: 216-515-6101
Facsimile: 877-674-6710
Email: Stacia.yericoi@Huntington.com

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE OF THE HUNTINGTON NATIONAL BANK
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COMMITMENT:    PNC BANK, NATIONAL ASSOCIATION,
$33,750,000    Individually and as Co-Documentation Agent
By: /s/ Michael Martin
Name: Michael Martin
Title: Executive Vice President

PNC Bank, National Association
155 East Broad Street
Columbus, OH 43215
Attention:    Michael Martin
Executive Vice President
Phone: 614-463-6704
Facsimile: 614-463-8058
Email: m.martin@pnc.bank

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE OF PNC BANK, NATIONAL ASSOCIATION
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COMMITMENT:    RAYMOND JAMES BANK, N.A.,
$10,000,000

By: /s/James Armstrong
Name: James Armstrong
Title: SVP

Raymond James Bank, N.A.
710 Carillon Parkway
St. Petersburg, FL 33716
Attention: James Armstrong
Phone: 727-567-7919
Facsimile: 866-205-1396
Email: James.Armstrong@RaymondJames.com

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE OF RAYMOND JAMES BANK, N.A.
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COMMITMENT:    GOLDMAN SACHS BANK USA,
$12,000,000

By: /s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

Goldman Sachs & Co.
30 Hudson Street, 5th Floor
Jersey City, NJ 07302
Attention: Michelle Latzoni
Phone: 212-934-3921
Facsimile: 917-977-3966
Email: gsd.link@gs.com

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE OF GOLDMAN SACHS BANK, USA
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COMMITMENT:    FIFTH THIRD BANK
$21,000,000

By:/s/ Eric Riedinger
Name: Eric Riedinger
Title: Vice President

Fifth Third Bank
21 East State Street, 7th Floor
Columbus, OH 43221
Attention: Eric Riedinger
Phone: 614-744-7663
Facsimile: 614-744-1797
Email: eric.riedinger@53.com

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE OF FIRTH THIRD BANK
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EXHIBIT A
COMPLIANCE CERTIFICATE
KeyBank National Association, as Administrative Agent
127 Public Square
Cleveland, Ohio 44114

Re:
Fourth Amended and Restated Credit Agreement dated as of February __, 2013 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”) between GLIMCHER PROPERTIES LIMITED PARTNERSHIP(the “Borrower”), and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent for itself and the other lenders parties thereto from time to time (“Lenders”).

Reference is made to the Agreement. Capitalized terms used in this Certificate (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement.
Pursuant to applicable provisions of the Agreement, Borrower hereby certifies to the Lenders that the information furnished in the attached schedules, including, without limitation, each of the calculations listed below are true, correct and complete in all material respects as of the last day of the fiscal periods subject to the financial statements and associated covenants being delivered to the Lenders pursuant to the Agreement together with this Certificate (such statements the “Financial Statements” and the periods covered thereby the “reporting period”) and for such reporting periods.
The Borrower hereby further certifies to the Lenders that:
1.    Compliance with Financial Covenants. Schedule A attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
2.    Review of Condition. The Borrower has reviewed the terms of the Agreement, including, but not limited to, the representations and warranties of the Borrower set forth in the Agreement and the covenants of the Borrower set forth in the Agreement, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower through the reporting periods.
3.    Representations and Warranties. To the Borrower’s actual knowledge, the representations and warranties of the Borrower contained in the Loan Documents, including those contained in the Agreement, are true and accurate in all material respects as of the date hereof and were true and accurate in all material respects at all times during the reporting period except as expressly noted on Schedule B hereto.

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4.    Covenants. To the Borrower’s actual knowledge, during the reporting period, the Borrower observed and performed all of the respective covenants and other agreements under the Agreement and the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by the Borrower, except as expressly noted on Schedule B hereto.
5.    No Default. To the Borrower’s actual knowledge, no Default exists as of the date hereof or existed at any time during the reporting period, except as expressly noted on Schedule B hereto.
IN WITNESS WHEREOF, this Certificate is executed by the undersigned this ___ day of _____________, 20__.
GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

By:    Glimcher Properties Corporation,
    its sole general partner

By:
Name:
Title:

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SCHEDULE A TO COMPLIANCE CERTIFICATE
COMPLIANCE CALCULATION METHOD

13171960\V-5

SCHEDULE B TO COMPLIANCE CERTIFICATE
EXCEPTIONS, IF ANY

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EXHIBIT B
ASSIGNMENT AGREEMENT
This Assignment Agreement (this “Assignment Agreement”) between KEYBANK NATIONAL ASSOCIATION (the “Assignor”) and _________________________ (the “Assignee”) is dated as of _____________, 20__. The parties hereto agree as follows:
1.    PRELIMINARY STATEMENT. The Assignor is a party to a Second Amended and Restated Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.
2.    ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents. The Commitment purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.
3.    EFFECTIVE DATE. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit “I” attached hereto has been delivered to the Agent. Such Notice of Assignment must include the consent of the Agent required by Section 12.3(a) of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Section 4 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.
4.    PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Loans assigned to the Assignee hereunder which is outstanding on the Effective Date. The Assignee will promptly remit to the Assignor (i) the portion of any principal payments assigned hereunder and received from the Agent and (ii) any amounts of interest on Loans and

13171960\V-5

fees received from the Agent to the extent either (i) or (ii) relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date and have not been previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.
5.    REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants: (a) that it is the legal and beneficial owner of the interest being assigned by it hereunder, (b) that such interest is free and clear of any adverse claim created by the Assignor, (c) that it has all necessary right and authority to enter into this Assignment, (d) that the Credit Agreement has not been modified or amended except as described in Item 1 of Schedule 1, (e) that the Assignor is not in default under the Credit Agreement, and (f) that, to the best of Assignor’s knowledge, the Borrower is not in default under the Credit Agreement. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.
6.    REPRESENTATIONS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, and (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1.
7.    INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the

13171960\V-5

Assignee’s non-performance of the obligations assumed by Assignee under this Assignment Agreement on and after the Effective Date. The Assignor agrees to indemnify and hold the Assignee harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignee in connection with or arising in any manner from the Assignor’s non-performance of the obligations assigned to Assignee under this Assignment Agreement prior to the Effective Date.
8.    SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 12.3(a) of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4 and 7 hereof.
9.    REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.
10.    ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.
11.    GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Ohio.
12.    NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.
[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.
ASSIGNOR:

KEYBANK NATIONAL ASSOCIATION

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

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Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT
Attach Assignor’s Administrative Information Sheet, which must include notice address for the Assignor and the Assignee
[to be provided by KeyBank]

13171960\V-5

SCHEDULE 1
to Assignment Agreement

1.
Description and Date: Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of February __, 2013, among Glimcher Properties Limited Partnership, as “Borrower” and KeyBank National Association as “Administrative Agent” and “Lead Arranger” and the Several Lenders From Time to Time Parties Hereto, as Lenders.

2.	Date of Assignment Agreement: _____________, 20__

3.	Amounts (As of Date of Item 2 above):
a.    Aggregate Commitment
under Credit Agreement    $250,000,000
b.    Assignee’s Percentage
of the Aggregate Commitment
purchased under this
Assignment Agreement**    _____________%
4.    Amount of Assignee’s
Commitment Purchased under this
Assignment Agreement:    $____________
5.    Proposed Effective Date:    ______________, 20__
Accepted and Agreed:
KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent

By:
Title:

** Percentage taken to 10 decimal places.

13171960\V-5

EXHIBIT “I”
to Assignment Agreement
NOTICE OF ASSIGNMENT
______________, 20__
To:    KeyBank National Association
127 Public Square
Cleveland, Ohio 44114
Attention: Real Estate Capital
BORROWER:
Glimcher Properties Limited Partnership
180 East Broad Street
Columbus, Ohio 43215
Attention: Rich Burkhart

From:    [NAME OF ASSIGNOR] (the “Assignor”)
[NAME OF ASSIGNEE] (the “Assignee”)
1.    We refer to that Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.
2.    This Notice of Assignment (this “Notice”) is given and delivered to the Agent pursuant to Section 12.3(b) of the Credit Agreement.
3.    The Assignor and the Assignee have entered into an Assignment Agreement, dated as of , 20__ (the “Assignment”), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement. The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any fee required by Section 12.3(b) of the Credit Agreement have been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

13171960\V-5

4.    The Assignor and the Assignee hereby give to the Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Agent, the Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.
5.    If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Agent the original Note received by it from the Borrower upon its receipt of a new Note in the appropriate amount.
6.    The Assignee advises the Agent that notice and payment instructions are set forth in the attachment to Schedule 1.
7.    The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are “plan assets” as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be “plan assets” under ERISA.
8.    The Assignee authorizes the Agent to act as its agent under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.*
*May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.
NAME OF ASSIGNOR                NAME OF ASSIGNEE
By:                            By:
Title:                            Title:

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ACKNOWLEDGED AND, IF REQUIRED BY THE CREDIT AGREEMENT, CONSENTED TO BY KEYBANK NATIONAL ASSOCIATION, as Agent
By:
Title:
[Attach photocopy of Schedule 1 to Assignment]

13171960\V-5

EXHIBIT C
EXISTING FACILITY LETTERS OF CREDIT
#S322422 i/a/o $300,000 expires 10/5/13, Beneficiary – State of New Jersey Dept of Environmental Protection
#S313152 i/a/o $327,000 expires 11/14/13, Beneficiary - Ace American Insurance Company
#S322257 i/a/o $190,000 expires 06/09/14, Beneficiary – Montgomery County Board of Commissioners

C-1
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EXHIBIT D
AMENDED AND RESTATED SUBSIDIARY GUARANTY
This Amended and Restated Subsidiary Guaranty (the “Guaranty”) is made as of February ___, 2013 by the parties identified in the signature pages thereto, and any Joinder to Guaranty hereafter delivered (collectively, the “Subsidiary Guarantors”), to and for the benefit of KeyBank National Association, individually (“KeyBank”) and as administrative agent (“Administrative Agent”) for itself and the lenders under the Credit Agreement (as defined below) and their respective successors and assigns (collectively, the “Lenders”).
RECITALS
A.    Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware (“Borrower”), and Subsidiary Guarantors have requested that the Lenders make a revolving credit facility available to Borrower in an aggregate principal amount of up to $250,000,000, subject to future increase up to $400,000,000 (the “Facility”).
B.    The Lenders have agreed to make available the Facility to Borrower pursuant to the terms and conditions set forth in a Third Amended and Restated Credit Agreement of even date herewith among Borrower, KeyBank, individually, and as Administrative Agent, and the Lenders named therein (as amended, modified or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.
C.    Borrower has executed and delivered or will execute and deliver to the Lenders promissory notes in the principal amount of each Lender’s Commitment and promissory notes in the principal amount, if any, of each Lender’s Loan as evidence of Borrower’s indebtedness to each such Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Credit Agreement, are collectively referred to herein as the “Notes”).
D.    Subsidiary Guarantors are subsidiaries of Borrower. Certain of the Subsidiary Guarantors are parties to an Amended and Restated Subsidiary Guaranty dated as of October 12, 2011, given in connection with the Original Credit Agreement which is being amended and restated in its entirety by this Guaranty. Subsidiary Guarantors acknowledge that the extension of credit by the Administrative Agent and the Lenders to Borrower pursuant to the Credit Agreement will benefit Subsidiary Guarantors by making funds available to Subsidiary Guarantors through Borrower and by enhancing the financial strength of the consolidated group of which Subsidiary Guarantors and Borrower are members. The execution and delivery of this Guaranty by Subsidiary Guarantors are conditions precedent to the performance by the Lenders of their obligations under the Credit Agreement.

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AGREEMENTS
NOW, THEREFORE, Subsidiary Guarantors, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agree as follows:
1.    Subsidiary Guarantors, jointly and severally, absolutely, unconditionally, and irrevocably guaranty to each of the Lenders and shall be surety for:
(a)    the full and prompt payment of the principal of and interest on the Notes when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums which may now be or may hereafter become due and owing under the Notes, the Credit Agreement, and the other Loan Documents;
(b)    the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and
(c)    the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of Borrower under the Credit Agreement and the Loan Documents.
All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.” All obligations described in subparagraph (c) of this Paragraph 1 are referred to herein as the “Obligations.” Notwithstanding the foregoing, Subsidiary Guarantors and Lenders agree that each Subsidiary Guarantor’s obligations hereunder shall not exceed the greater of: (i) the aggregate amount of all monies received, directly or indirectly, by such Subsidiary Guarantor from Borrower after the date hereof (whether by loan, capital infusion or other means), or (ii) the respective amounts shown in the column headed “Subsidiary Guarantor Maximum Liability” on the schedule attached hereto as Exhibit B and made a part hereof, being ninety-five percent (95%) of the value of the Unencumbered Pool Property owned by such Subsidiary Guarantor as of the date hereof using in each case either the most recent Appraisal of such Unencumbered Pool Property or, if there is no Appraisal of such Unencumbered Pool Property or if such Appraisal is more than six (6) months old, the “as-is” value of such Unencumbered Pool Property as of the date hereof as established by Borrower and the Administrative Agent. The maximum liability under clause (ii) of the preceding sentence for each Subsidiary Guarantor joining in this Guaranty after the date hereof shall be calculated in the same fashion but using values as of the date of such joinder instead of as of the date hereof. In the event a Subsidiary Guarantor shall make any payment or payments under this Guaranty each other Subsidiary Guarantor of the Facility Indebtedness shall contribute to such Subsidiary Guarantor an amount equal to such non-paying Subsidiary Guarantor’s pro rata share (based on their respective maximum liabilities hereunder) of such payment or payments made by such Subsidiary Guarantor, provided that such contribution right shall be subordinate and junior in right of payment in full of all the Facility Indebtedness to Lenders.

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2.    In the event of any default by Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Subsidiary Guarantors agree, on demand by the Administrative Agent or the holder of a Note, to pay all the Facility Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Notes, the Credit Agreement, and the other Loan Documents.
3.    Subsidiary Guarantors do hereby waive (i) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which Subsidiary Guarantors may have against Borrower or which Subsidiary Guarantors or Borrower may have against the Administrative Agent or the Lenders or the holder of a Note, (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Subsidiary Guarantors with liability, (iv) any failure by the Administrative Agent and the Lenders to inform Subsidiary Guarantors of any facts the Administrative Agent and the Lenders may now or hereafter know about Borrower, the Facility, or the transactions contemplated by the Credit Agreement, it being understood and agreed that the Administrative Agent and the Lenders have no duty so to inform and that Subsidiary Guarantors are fully responsible for being and remaining informed by Borrower of all circumstances bearing on the existence or creation, or the risk of nonpayment of the Facility Indebtedness or the risk of nonperformance of the Obligations, and (v) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto, or to cause the Administrative Agent and the Lenders to proceed against any other security given to a Lender in connection with the Facility Indebtedness or the Obligations. Credit may be granted or continued from time to time by the Lenders to Borrower without notice to or authorization from Subsidiary Guarantors, regardless of the financial or other condition of Borrower at the time of any such grant or continuation. The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with Subsidiary Guarantors the Lenders’ assessment of the financial condition of Borrower. Subsidiary Guarantors acknowledge that no representations of any kind whatsoever have been made by the Administrative Agent and the Lenders to Subsidiary Guarantors. No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Administrative Agent and the Lenders except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent and the Lenders. Subsidiary Guarantors further agree that any exculpatory language contained in the Credit Agreement, the Notes, and the other Loan Documents shall in no event apply to this Guaranty, and will not prevent the Administrative Agent and the Lenders from proceeding against Subsidiary Guarantors to enforce this Guaranty.
4.    Subsidiary Guarantors further agree that Subsidiary Guarantors’ liability as guarantor shall in no way be impaired by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Subsidiary Guarantors of the time for payment of interest or principal under a Note or by any forbearance or delay in collecting interest or principal under a Note, or by any waiver by the Administrative Agent and the Lenders under the

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Credit Agreement, or any other Loan Documents, or by the Administrative Agent or the Lenders’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in a Note, the Credit Agreement, or any other Loan Documents, or by the acceptance by the Administrative Agent or the Lenders of any security or any increase, substitution or change therein, or by the release by the Administrative Agent and the Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness, even though a Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Subsidiary Guarantors shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all indebtedness has been paid in full and the other terms, covenants and conditions of the Credit Agreement, and other Loan Documents and this Guaranty have been performed, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Subsidiary Guarantors further understand and agree that the Administrative Agent and the Lenders may at any time enter into agreements with Borrower to amend and modify a Note, the Credit Agreement or any of the other Loan Documents, or any thereof, and may waive or release any provision or provisions of a Note, the Credit Agreement, or any other Loan Document and, with reference to such instruments, may make and enter into any such agreement or agreements as the Administrative Agent, the Lenders and Borrower may deem proper and desirable, without in any manner impairing this Guaranty or any of the Administrative Agent and the Lenders’ rights hereunder or any of Subsidiary Guarantors’ obligations hereunder.
5.    This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection. Subsidiary Guarantors agree that their obligations hereunder shall be joint and several with each other and with any and all other guarantees given in connection with the Facility from time to time. Subsidiary Guarantors agree that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with a Note, the Credit Agreement, or any of the other Loan Documents or by or resorting to any other guaranties, and Subsidiary Guarantors hereby waive the right to require the Administrative Agent and the Lenders to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right. Subsidiary Guarantors further agree that nothing contained herein or otherwise shall prevent the Administrative Agent and the Lenders from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under a Note, the Credit Agreement or any other Loan Documents, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Subsidiary Guarantors’ obligations hereunder, it being the purpose and intent of Subsidiary Guarantors that the obligations of such Subsidiary Guarantors hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever. Neither Subsidiary Guarantors’ obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under a Note, the Credit Agreement or any other Loan Document or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted

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by or against Borrower. This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to a Note, the Credit Agreement or any other Loan Document is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Lender had not been made, regardless of whether such Lender contested the order requiring the return of such payment. The obligations of Subsidiary Guarantors pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.
6.    This Guaranty shall be assignable by a Lender, as to such Lender’s interest herein, to any assignee of all or a portion of such Lender’s rights under the Loan Documents.
7.    If: (i) this Guaranty, a Note, or any of the Loan Documents are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Administrative Agent or any Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, a Note, the Credit Agreement, or any Loan Document; (iii) an attorney is retained to enforce any of the other Loan Documents or to provide advice or other representation with respect to the Loan Documents in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Administrative Agent or any Lender in any other legal proceedings whatsoever in connection with this Guaranty, a Note, the Credit Agreement, any of the Loan Documents, or any property securing the Facility Indebtedness (other than any action or proceeding brought by any Lender or participant against the Administrative Agent alleging a breach by the Administrative Agent of its duties under the Loan Documents), then Subsidiary Guarantors shall pay to the Administrative Agent or such Lender upon demand all reasonable attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.
8.    The parties hereto intend that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Administrative Agent and the Lender or the holder of a Note under the remainder of this Guaranty shall continue in full force and effect.
9.    Any indebtedness of Borrower to Subsidiary Guarantors now or hereafter existing is hereby subordinated to the Facility Indebtedness.  Subsidiary Guarantors will not seek, accept, or retain for Subsidiary Guarantors’ own account, any payment from Borrower on account of such

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subordinated debt at any time when a Default exists under the Credit Agreement or the Loan Documents, and any such payments to Subsidiary Guarantors made while any Default then exists under the Credit Agreement or the Loan Documents on account of such subordinated debt shall be collected and received by Subsidiary Guarantors in trust for the Lenders and shall be paid over to the Administrative Agent on behalf of the Lenders on account of the Facility Indebtedness without impairing or releasing the obligations of Subsidiary Guarantors hereunder.
10.    Subsidiary Guarantors hereby subordinate to the Facility Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Subsidiary Guarantors may have against Borrower arising from a payment made by Subsidiary Guarantors under this Guaranty and agree that, until the entire Facility Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Subsidiary Guarantors or the Lenders or any right of Subsidiary Guarantors or the Lenders to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Lenders for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Subsidiary Guarantors seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Subsidiary Guarantors hereunder. It is expressly understood that the agreements of Subsidiary Guarantors set forth above constitute additional and cumulative benefits given to the Lenders for their security and as an inducement for their extension of credit to Borrower.
11.    Any amounts received by a Lender from any source on account of any indebtedness may be applied by such Lender toward the payment of such indebtedness, and in such order of application, as a Lender may from time to time elect.
12.    Subsidiary Guarantors hereby submit to personal jurisdiction in the State of Ohio for the enforcement of this Guaranty and waive any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty. Subsidiary Guarantors hereby consent to the jurisdiction of either the Cuyahoga County Court of Common Pleas in Cleveland, Ohio, or the United States District Court in Cleveland, Ohio, in any action, suit, or proceeding which the Administrative Agent or a Lender may at any time wish to file in connection with this Guaranty or any related matter. Subsidiary Guarantors hereby agree that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of Ohio and hereby waives any objection which Subsidiary Guarantors may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph shall not be deemed to preclude the Administrative Agent or a Lender from filing any such action, suit, or proceeding in any other appropriate forum.
13.    All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted. Notice may be given as follows:

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To Subsidiary Guarantors:
c/o Glimcher Properties Corporation
180 East Broad Street
Columbus, Ohio 43215
Attention: Rich Burkhart, Director of Treasury
Telephone: 614-887-5889
Facsimile: 614-621-2326
With a copy to:
c/o Glimcher Properties Corporation
180 East Broad Street
Columbus, Ohio 43215
Attention: George Schmidt, General Counsel
Telephone: 614-887-5619
Facsimile: 614-621-2326
To KeyBank as Administrative Agent and as a Lender:
KeyBank National Association
1200 Abernathy Road NE
Suite 1500
Atlanta, Georgia 30368
Attention: Kevin Murray
Telephone: (770)510-2168
Facsimile: (770) 510-2195
With a copy to:
SNR Denton US LLP
233 South Wacker Drive
Suite 7800
Chicago, Illinois 60606
Attention: Patrick G. Moran, Esq.
Telephone: (312) 876-8132
Facsimile: (312) 876-7934
If to any other Lender, to its address set forth in the Credit Agreement.
14.    This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Subsidiary Guarantors and shall inure to the benefit of the Administrative Agent’s and the Lenders’ respective successors and assigns.
15.    This Guaranty shall be construed and enforced under the internal laws of the State of Ohio.

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16.    SUBSIDIARY GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS, BY THEIR ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
17.    From time to time, additional parties may execute a joinder substantially in the form of Exhibit A hereto, and thereby become a party to this Guaranty. From and after delivery of such joinder, the Subsidiary delivering such joinder shall be a Subsidiary Guarantor, and be bound by all of the terms and provisions of this Guaranty. From time to time certain Subsidiary Guarantors shall be released from their obligations under this Guaranty by the Administrative Agent upon satisfaction of the conditions to such release established pursuant to Section 6.24 of the Credit Agreement.

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IN WITNESS WHEREOF, Subsidiary Guarantors have delivered this Guaranty in the State of Ohio as of the date first written above.
[Names of Subsidiary Guarantors]

By:    Glimcher Properties Limited Partnership
a Delaware limited partnership, its sole     member

By:
Its:

FEIN: ___________________

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EXHIBIT A TO SUBSIDIARY GUARANTY
FORM OF JOINDER TO GUARANTY
THIS JOINDER is executed as of ___________, 20__ by the undersigned, each of which hereby agrees as follows:
1.    All capitalized terms used herein and not defined in this Joinder shall have the meanings provided in that certain Amended and Restated Subsidiary Guaranty (the “Guaranty”) dated as of February __, 2013 executed for the benefit of KeyBank National Association, as agent for itself and certain other lenders, with respect to a loan from the Lenders to Glimcher Properties Limited Partnership (“Borrower”).
2.    As required by the Credit Agreement described in the Guaranty, each of the undersigned is executing this Joinder to become a party to the Guaranty.
3.    Each and every term, condition, representation, warranty, and other provision of the Guaranty, by this reference, is incorporated herein as if set forth herein in full and the undersigned agrees to fully and timely perform each and every obligation of a Subsidiary Guarantor under such Guaranty.
[INSERT SUBSIDIARY GUARANTOR SIGNATURE BLOCKS AND FEIN NUMBER]

FEIN NO. ______________________
By:
By:
Its:

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EXHIBIT B TO SUBSIDIARY GUARANTY
LIST OF SUBSIDIARY GUARANTOR MAXIMUM LIABILITIES

	Property Name	Address/Description	Owner Name - Subsidiary Guarantor	Appraised Value	Subsidiary Guarantor Maximum Liability
1.	Morgantown Commons	Morgantown, WV Community Shopping Center	Morgantown Commons Limited Partnership	$14,750,000	$19,247,673
2.	Morgantown Mall	9500 Mall Road Morgantown, WV 26501 Enclosed Regional Mall	Morgantown Mall Associates Limited Partnership	$53,000,000	$71,302,167
3.	Northtown Mall	398 Northtown Drive Blaine, MN 55434 Enclosed Regional Mall	Glimcher Northtown Venture, LLC & GB Northtown, LLC	$82,500,000	$66,417,495
4.	Colonial Park Mall	US Route 22 & Colonial Road Harrisburg, PA 17109 Enclosed Regional Mall	Catalina Partners, L.P.	$52,000,000	$48,425,722
5.	Malibu Lumber Yard	3939 Cross Creek Road Malibu, CA 90265 Open-Air Specialty Retail Center	Glimcher Malibu, LLC	NA	$24,284,289
6.	Fairfield Village	Beavercreek, OH - Lot 5 J - 1.928 acres with Fox & Hound Restaurant and Lot 5K - 4.198 acres undeveloped land	Fairfield Village, LLC	$2,375,000	$2,256,250
7.	Jersey Gardens Center	Elizabeth, NJ - 2.14 acres parcel with IHOP Restaurant	Jersey Gardens Center, LLC & Glimcher JG Urban Renewal Inc.	$1,600,000	$1,520,000
8.	River Valley Boulevard	Lancaster, OH - 1.868 acres parcel with 8,900 sf multi tenant building	RV Boulevard Holdings, LLC	$2,050,000	$1,947,500
9.	Weberstown East	Stockton, CA - 10.22 acres parcel located opposite Weberstown Mall with 2 buildings	Weberstown Mall, LLC	$4,450,000	$4,227,500

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EXHIBIT E
FORM OF OPINION OF BORROWER’S COUNSEL
___________, 2013
KeyBank National Association,
as Administrative Agent for the Lenders
127 Public Square, 8th Floor
Cleveland, Ohio 44114

Re:
Fourth Amended and Restated Credit Agreement dated as of __________, 2013 (the “Credit Agreement”), by and among Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware (the Borrower”), KeyBank National Association, a national banking association, and the several banks, financial institutions and other entities from time to time parties to the Credit Agreement (collectively, the “Lenders”) and KeyBank National Association, not individually, but as “Administrative Agent”

Ladies and Gentlemen:
We have acted as counsel for the “Loan Parties” (as such term and all other capitalized terms used herein and not otherwise defined are defined in the Credit Agreement) in connection with a $250,000,000 revolving credit facility to the Borrower (the “Loan”), which Loan is being made pursuant to the Credit Agreement.
In connection with the Loan we have been furnished with originals or copies certified to our satisfaction of the Articles of Incorporation and Bylaws of the Parent Entities, the partnership agreement and certificate of limited partnership of the Borrower, the limited liability company agreements of the Subsidiary Guarantors and the other Loan Parties and all such corporate and other records of the Loan Parties, with such declarations and agreements, and certificates of officers and representatives of the Loan Parties and with such other documents, and we have made such other examinations and investigations as we have deemed necessary as a basis for the opinions expressed below.
We have examined the originals of the following documents, each of which is executed by the Lenders or of which the Lenders are the benefited parties (all of which are sometimes collectively referred to as the “Loan Documents”):

1.	The Credit Agreement; and

2.	[describe Notes, Guaranties and other Loan Documents].
Based upon the foregoing, we are of the opinion that:

1.	Borrower is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Borrower has all requisite power and

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authority to own its properties, carry on its business and deliver and perform its obligations under the Loan Documents.

2.
Each of the Parent Entities is a corporation or trust duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Parent Entities has all requisite power and authority to own its properties, carry on its business and deliver and perform its obligations under the Loan Documents.

3.
Each of the Subsidiary Guarantors and the other Loan Parties is a limited liability company duly formed, validly existing and in good standing under the laws of the State of [Delaware]. Each of the Subsidiary Guarantors and the other Loan Parties has all requisite power and authority to own its properties, carry on its business and deliver and perform its obligations under the Loan Documents.

4.
The execution, delivery, and performance by each of the entities comprising the Loan Parties of the Loan Documents to which it is a party has been duly authorized by all necessary action of such entity and does not (i) require any consent or approval of any partner or shareholder of such entity or any other person or entity excepting such consents or approvals as have actually been obtained; (ii) violate any provision of any law, rule, or regulation of the United States or the State of Ohio, or any provision of the partnership or corporate or limited liability company law presently in effect having applicability to the Loan Parties; (iii) violate any provision of the organizational documents of the Loan Parties; (iv) violate any presently existing statutory or administrative provision or judicial decision applicable to the Loan Parties; or (v) result in a breach of, or constitute a default under, any agreement or instrument affecting the Loan Parties.

5.
Each Loan Document to which it is a party (a) has been properly authorized, executed and delivered by each of the Loan Parties, (b) constitutes the legal, valid, and binding obligations of the Loan Parties, and (c) is enforceable in accordance with its terms.

6.
To our knowledge, no presently existing authorization, exemption, consent, approval, license, or registration with any court or governmental department, commission, bureau, agency, or instrumentality will be necessary for the valid, binding, and enforceable execution, delivery and performance by the Loan Parties of the Loan Documents.

7.
To our knowledge, there are no actions, suits, or proceedings pending or threatened against the Loan Parties before any court or governmental entity or instrumentality which could reasonably be expected to have a Material Adverse Effect (as defined in the Credit Agreement).

8.	The Loan Documents are governed by the laws of the State of Ohio, and the Loan, including the interest rate applicable to the Notes and all fees and charges paid or

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to be paid by or on behalf of the Borrower in connection with such Loan pursuant to the applicable Loan Documents, is not in violation of the usury laws of the State of Ohio.
The opinions expressed herein are expressly made subject to and qualified by the following:
(a)    We have assumed that the Loan Documents are duly authorized and validly executed and delivered by the Agent, the Lenders and all other parties other than the Loan Parties.
(b)    This opinion is based upon existing laws, ordinances and regulations in effect as of the date hereof.
(c)    This opinion is limited to the laws of the State of Ohio and applicable federal law and no opinion is expressed as to the laws of any other jurisdiction.
(d)    We have assumed the authenticity of all documents submitted to us as originals (other than the Loan Documents) and the conformity to original documents of all documents (other than the Loan Documents) submitted to us as certified or photostatic copies.
(e)    The opinions expressed herein are qualified to the extent that: (i) the enforceability of any rights or remedies in any agreement or instruments may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally; and (ii) the availability of specific performance, injunctive relief or any other equitable remedy is subject to the discretion of a court of competent jurisdiction.
This opinion may be relied upon by only by the addressees hereof, its attorneys, auditors, advisors, participants, and their respective successors and assigns, and not by any other party.
Very truly yours,

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EXHIBIT F
BORROWING NOTICE
Date:

KeyBank National Association
Real Estate Capital
127 Public Square, OH-01-27-0839
Cleveland, OH 44114
Attention: [__________________]

Borrowing Notice
Glimcher Properties Limited Partnership (“Borrower”) hereby requests an Advance pursuant to Section 2.9 of the Fourth Amended and Restated Credit Agreement, dated as of February _______, 2013 (as amended or modified from time to time, the “Credit Agreement”), among Glimcher Properties Limited Partnership, the Lenders referenced therein, and you, as an administrative agent for the Lenders.
An Advance is requested to be made in the amount of $__________, to be made on _____________. Such Advance shall be a [LIBOR] [Floating Rate] Advance. [The applicable LIBOR Interest Period shall be _____________.]
The proceeds of the requested loan shall be directed to the following account:
Wiring Instructions:
(Bank Name)
(ABA No.)
(Beneficiary)
(Account No. to Credit)
(Notification Requirement)
In support of this request, Glimcher Properties Limited Partnership hereby represents and warrants to the Administrative Agent and the Lenders that acceptance of the proceeds of such Advance by the Borrower shall be deemed to further represent and warrant that (i) such proceeds shall only be used for the purposes set forth in Section 6.2 of the Credit Agreement and (ii) all requirements of Section 4.2 of the Credit Agreement in connection with such Advance have been satisfied at the time such proceeds are disbursed.
Date:_________________________________
Glimcher Properties Limited Partnership,
a Delaware limited partnership,
By: Glimcher Properties Corporation, its sole general partner
By:    _________________________________

F-1
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Name:    _________________________________
Its:    _________________________________

F-2
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EXHIBIT G-1
APPLICABLE MARGINS
The interest due hereunder with respect to the Advances shall vary from time to time and shall be determined by reference to the Type of Advance and the then‑current Leverage Ratio. Any such change in the Applicable Margin shall be made on the fifth (5th) day subsequent to the date on which the Administrative Agent receives a compliance certificate pursuant to Section 6.1(v) with respect to the preceding fiscal quarter of Borrower, provided that the Administrative Agent does not object to the information provided in such certificate. Such changes shall be given prospective effect only, and no recalculation shall be done with respect to interest or Facility Letter of Credit Fees accrued prior to the date of such change in the Applicable Margin. If any such compliance certificate shall later be determined to be incorrect and as a result a higher Applicable Margin should have been in effect for any period, Borrower shall pay to the Administrative Agent for the benefit of the Lenders all additional interest and fees which would have accrued if the original compliance certificate had been correct, as shown on an invoice to be prepared by the Administrative Agent and delivered to Borrower, on the next Payment Date following delivery of such invoice. The per annum Applicable Margins that will be either added to the Alternate Base Rate to determine the Floating Rate or added to LIBOR Base Rate (as adjusted for any Reserve Requirement) to determine the LIBOR Rate for any LIBOR Interest Period shall be determined as follows:

Leverage Ratio	LIBOR Applicable Margin	ABR Applicable Margin
< 45%	1.65%	.65%
> 45%, < 50%	1.75%	.75%
> 50%, < 55%	1.95%	.95%
> 55%	2.25%	1.25%

G-1-1
13171960\V-5

EXHIBIT G-2
APPLICABLE MARGINS IN THE EVENT THAT THE SECURED LINE OF CREDIT FACILITY IS NOT REPAID IN FULL BY SECURED LINE OF CREDIT FACILITY MATURITY DATE
The interest due hereunder with respect to the Advances shall vary from time to time and shall be determined by reference to the Type of Advance and the then‑current Leverage Ratio. Any such change in the Applicable Margin shall be made on the fifth (5th) day subsequent to the date on which the Administrative Agent receives a compliance certificate pursuant to Section 6.1(v) with respect to the preceding fiscal quarter of Borrower, provided that the Administrative Agent does not object to the information provided in such certificate. Such changes shall be given prospective effect only, and no recalculation shall be done with respect to interest or Facility Letter of Credit Fees accrued prior to the date of such change in the Applicable Margin. If any such compliance certificate shall later be determined to be incorrect and as a result a higher Applicable Margin should have been in effect for any period, Borrower shall pay to the Administrative Agent for the benefit of the Lenders all additional interest and fees which would have accrued if the original compliance certificate had been correct, as shown on an invoice to be prepared by the Administrative Agent and delivered to Borrower, on the next Payment Date following delivery of such invoice. The per annum Applicable Margins that will be either added to the Alternate Base Rate to determine the Floating Rate or added to LIBOR Base Rate (as adjusted for any Reserve Requirement) to determine the LIBOR Rate for any LIBOR Interest Period shall be determined as follows:

Leverage Ratio	LIBOR Applicable Margin	ABR Applicable Margin
< 45%	2.00%	1.00%
> 45%, < 50%	2.10%	1.10%
> 50%, < 55%	2.30%	1.30%
> 55%	2.60%	1.60%

G-2-1
13171960\V-5

EXHIBIT H
INITIAL LIST OF UNENCUMBERED POOL PROPERTIES

	Property Name	Address/Description	Owner Name - Subsidiary Guarantor
1.	Morgantown Commons	Morgantown, WV 26501 Community Shopping Center	Morgantown Commons Limited Partnership
2.	Morgantown Mall	9500 Mall Road Morgantown, WV 26501 Enclosed Regional Mall	Morgantown Mall Associates Limited Partnership
3.	Northtown Mall	398 Northtown Drive Blaine, MN 55434 Enclosed Regional Mall	Glimcher Northtown Venture, LLC
4.	Indian Mound Mall	771 South 30th Street Heath, OH 43056 Enclosed Regional Mall	Glimcher Properties Limited Partnership
5.	New Towne Mall	400 Mill Avenue SE New Philadelphia, OH 44663 Enclosed Regional Mall	Glimcher Properties Limited Partnership
6.	Ohio River Plaza	1 Upper River Road Gallipolis, OH 45631 Community Shopping Center	Glimcher Properties Limited Partnership
7.	Colonial Park	US Route 22 & Colonial Road Harrisburg, PA 17109 Enclosed Regional Mall	Catalina Partners, L.P.
8.	Malibu Lumber Yard	3939 Cross Creek Road Malibu, CA 90265 Open-Air Specialty Retail Center	Glimcher Malibu, LLC
9.	Fairfield Village	Beavercreek, OH - Lot 5 J - 1.928 acres with Fox & Hound Restaurant and Lot 5K - 4.198 acres undeveloped land	Fairfield Village, LLC
10.	River Valley Boulevard	Lancaster, OH - 1.868 acres parcel with 8,900 sf multi tenant building	RV Boulevard Holdings, LLC
11.	Weberstown East	Stockton, CA - 10.22 acres parcel located opposite Weberstown Mall with 2 buildings	Weberstown Mall, LLC
12.	Jersey Gardens Center	Elizabeth, NJ - 2.14 acres parcel with IHOP Restaurant	Jersey Gardens Center, LLC (leasehold owner) & Glimcher JG Urban Renewal Inc. (fee owner)

I-1
13171960\V-5

EXHIBIT I
NOTE

_________________, 2013

Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware (the “Borrower”), promises to pay to the order of _________________________ (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Fourth Amended and Restated Credit Agreement (as the same may be amended or modified, the “Agreement”) hereinafter referred to, in immediately available funds at the main office of KeyBank National Association in Cleveland, Ohio, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay remaining unpaid principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date or such earlier date as may be required under the Agreement.
The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Fourth Amended and Restated Credit Agreement, dated as of ____________, 2013 among the Borrower, KeyBank National Association individually and as Administrative Agent, and the other Lenders named therein, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
If there is a Default under the Agreement or any other Loan Document and Administrative Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Administrative Agent and the Lenders under such documents, the Administrative Agent and the Lenders shall be entitled to receive reasonable attorneys fees and expenses incurred by the Administrative Agent and the Lenders in connection with the exercise of such remedies.
Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance

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whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.
This Note shall be governed and construed under the internal laws of the State of Ohio.
BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.
GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

By:    Glimcher Properties Corporation,
its sole general partner

By:
Name:
Title:

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SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
DATED ___________, 201__

Maturity
Principal    Maturity    Principal
Amount of    of Interest    Amount    Unpaid
Date    Loan             Period           Paid            Balance

13171960\V-5

EXHIBIT J
AMENDED AND RESTATED PARENT GUARANTY
This Amended and Restated Parent Guaranty (“Guaranty”) is made as of ___________, 2013 by Glimcher Realty Trust, a real estate investment trust organized under the laws of the State of Maryland (“Glimcher Trust”) and Glimcher Properties Corporation, a Delaware corporation (“Glimcher Properties”, and together with Glimcher Trust, collectively, the “Guarantors”), to and for the benefit of KeyBank National Association, individually (“KeyBank”) and as administrative agent (“Administrative Agent”) for itself and the lenders under the Credit Agreement (as defined below) and their respective successors and assigns (collectively, the “Lenders”).
RECITALS
A.    Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware (“Borrower”), and Guarantors have requested that the Lenders amend and restate Borrower’s existing revolving credit facility to extend the term thereof in an aggregate principal amount of up to $250,000,000, subject to future increase up to $400,000,000 (the “Facility”).
B.    The Lenders have agreed to make available the Facility to Borrower pursuant to the terms and conditions set forth in a Fourth Amended and Restated Credit Agreement of even date herewith among Borrower, KeyBank, individually, and as Administrative Agent, and the Lenders named therein (as amended, modified or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.
C.    Borrower has executed and delivered or will execute and deliver to the Lenders promissory notes in the principal amount of each Lender’s Commitment and promissory notes in the principal amount, if any, of each Lender’s Loan as evidence of Borrower’s indebtedness to each such Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Credit Agreement, are collectively referred to herein as the “Notes”).
D.    Glimcher Properties is the sole general partner in the Borrower and Glimcher Trust is the owner of all of the stock of Glimcher Properties and certain of the limited partnership interests in the Borrower. This Guaranty will amend and restate in its entirety the Amended and Restated Guaranty dated as of October 12, 2011 by Guarantors in favor of the Lenders under the Original Credit Agreement. Guarantors acknowledge that the extension of credit by the Administrative Agent and the Lenders to Borrower pursuant to the Credit Agreement will benefit Guarantors by enhancing the financial strength of the consolidated group of which Guarantors and Borrower are members. The execution and delivery of this Guaranty by Guarantors are conditions precedent to the performance by the Lenders of their obligations under the Credit Agreement.

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AGREEMENTS
NOW, THEREFORE, Guarantors, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agree as follows:
1.    Guarantors absolutely, unconditionally, and irrevocably guaranty to each of the Lenders and shall be surety for:
(a)    the full and prompt payment of the principal of and interest on the Notes when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums which may now be or may hereafter become due and owing under the Notes, the Credit Agreement, and the other Loan Documents;
(b)    the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and
(c)    the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of Borrower under the Credit Agreement and the Loan Documents.
All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.” All obligations described in subparagraph (c) of this Paragraph 1 are referred to herein as the “Obligations.”
2.    In the event of any default by Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Guarantors agree, on demand by the Administrative Agent or the holder of a Note, to pay all the Facility Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Notes, the Credit Agreement, and the other Loan Documents.
3.    Guarantors do hereby waive (i) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which Guarantors may have against Borrower or which Guarantors or Borrower may have against the Administrative Agent or the Lenders or the holder of a Note, (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Guarantors with liability, (iv) any failure by the Administrative Agent and the Lenders to inform Guarantors of any facts the Administrative Agent and the Lenders may now or hereafter know about Borrower, the Facility, or the transactions contemplated by the Credit Agreement, it being understood and agreed that the Administrative Agent and the Lenders have no duty so to inform and that Guarantors are fully responsible for being and remaining informed by Borrower of

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all circumstances bearing on the existence or creation, or the risk of nonpayment of the Facility Indebtedness or the risk of nonperformance of the Obligations, and (v) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto, or to cause the Administrative Agent and the Lenders to proceed against any other security given to a Lender in connection with the Facility Indebtedness or the Obligations. Credit may be granted or continued from time to time by the Lenders to Borrower without notice to or authorization from Guarantors, regardless of the financial or other condition of Borrower at the time of any such grant or continuation. The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with Guarantors the Lenders’ assessment of the financial condition of Borrower. Guarantors acknowledge that no representations of any kind whatsoever have been made by the Administrative Agent and the Lenders to Guarantors. No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Administrative Agent and the Lenders except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent and the Lenders. Guarantors further agree that any exculpatory language contained in the Credit Agreement, the Notes, and the other Loan Documents shall in no event apply to this Guaranty, and will not prevent the Administrative Agent and the Lenders from proceeding against Guarantors to enforce this Guaranty.
4.    Guarantors further agree that Guarantors’ liability as guarantor shall in no way be impaired by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantors of the time for payment of interest or principal under a Note or by any forbearance or delay in collecting interest or principal under a Note, or by any waiver by the Administrative Agent and the Lenders under the Credit Agreement, or any other Loan Documents, or by the Administrative Agent or the Lenders’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in a Note, the Credit Agreement, or any other Loan Documents, or by the acceptance by the Administrative Agent or the Lenders of any security or any increase, substitution or change therein, or by the release by the Administrative Agent and the Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness, even though a Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Guarantors shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all indebtedness has been paid in full and the other terms, covenants and conditions of the Credit Agreement, and other Loan Documents and this Guaranty have been performed, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Guarantors further understand and agree that the Administrative Agent and the Lenders may at any time enter into agreements with Borrower to amend and modify a Note, the Credit Agreement or any of the other Loan Documents, or any thereof, and may waive or release any provision or provisions of a Note, the Credit Agreement, or any other Loan Document and, with reference to such instruments, may make and enter into any such agreement or agreements as the Administrative Agent, the Lenders and Borrower may deem proper and desirable, without in any manner impairing this Guaranty or any of the Administrative Agent and the Lenders’ rights hereunder or any of Guarantors’ obligations hereunder.

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5.    This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection. Guarantors agree that their obligations hereunder shall be joint and several with each other and with any and all other guarantees given in connection with the Facility from time to time. Guarantors agree that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with a Note, the Credit Agreement, or any of the other Loan Documents or by or resorting to any other guaranties, and Guarantors hereby waive the right to require the Administrative Agent and the Lenders to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right. Guarantors further agree that nothing contained herein or otherwise shall prevent the Administrative Agent and the Lenders from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under a Note, the Credit Agreement or any other Loan Documents, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Guarantors’ obligations hereunder, it being the purpose and intent of Guarantors that the obligations of such Guarantors hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever. Neither Guarantors’ obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under a Note, the Credit Agreement or any other Loan Document or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower. This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to a Note, the Credit Agreement or any other Loan Document is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Lender had not been made, regardless of whether such Lender contested the order requiring the return of such payment. The obligations of Guarantors pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.
6.    This Guaranty shall be assignable by a Lender, as to such Lender’s interest herein, to any assignee of all or a portion of such Lender’s rights under the Loan Documents.
7.    If: (i) this Guaranty, a Note, or any of the Loan Documents are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Administrative Agent or any Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, a Note, the Credit Agreement, or any Loan Document; (iii) an attorney is retained to enforce any of the other Loan Documents or to provide advice or other representation with respect to the Loan Documents in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Administrative Agent or any Lender in any other legal proceedings whatsoever in connection with this Guaranty, a Note, the Credit Agreement, any of the Loan Documents, or any property securing the Facility Indebtedness (other than any action or proceeding brought by any Lender or participant against the Administrative Agent alleging a breach

13171960\V-5

by the Administrative Agent of its duties under the Loan Documents), then Guarantors shall pay to the Administrative Agent or such Lender upon demand all reasonable attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.
8.    The parties hereto intend that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Administrative Agent and the Lender or the holder of a Note under the remainder of this Guaranty shall continue in full force and effect.
9.    Any indebtedness of Borrower to Guarantors now or hereafter existing is hereby subordinated to the Facility Indebtedness.  Guarantors will not seek, accept, or retain for Guarantors’ own account, any payment from Borrower on account of such subordinated debt at any time when a Default exists under the Credit Agreement or the Loan Documents, and any such payments to Guarantors made while any Default then exists under the Credit Agreement or the Loan Documents on account of such subordinated debt shall be collected and received by Guarantors in trust for the Lenders and shall be paid over to the Administrative Agent on behalf of the Lenders on account of the Facility Indebtedness without impairing or releasing the obligations of Guarantors hereunder.
10.    Guarantors hereby subordinate to the Facility Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Guarantors may have against Borrower arising from a payment made by Guarantors under this Guaranty and agree that, until the entire Facility Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Guarantors or the Lenders or any right of Guarantors or the Lenders to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Lenders for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Guarantors seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Guarantors hereunder. It is expressly understood that the agreements of Guarantors set forth above constitute additional and cumulative benefits given to the Lenders for their security and as an inducement for their extension of credit to Borrower.
11.    Any amounts received by a Lender from any source on account of any indebtedness may be applied by such Lender toward the payment of such indebtedness, and in such order of application, as a Lender may from time to time elect.

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12.    Guarantors hereby submit to personal jurisdiction in the State of Ohio for the enforcement of this Guaranty and waives any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty. Guarantors hereby consent to the jurisdiction of either the Cuyahoga County Court of Common Pleas in Cleveland, Ohio or the United States District Court in Cleveland, Ohio in any action, suit, or proceeding which the Administrative Agent or a Lender may at any time wish to file in connection with this Guaranty or any related matter. Guarantors hereby agree that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of Ohio and hereby waives any objection which Guarantors may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph shall not be deemed to preclude the Administrative Agent or a Lender from filing any such action, suit, or proceeding in any other appropriate forum.
13.    All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted. Notice may be given as follows:
To Guarantors:
c/o Glimcher Properties Corporation
180 East Broad Street
Columbus, Ohio 43215
Attention: Rich Burkhart, Director of Treasury
Telephone: 614-887-5889
Facsimile: 614-621-2326
To KeyBank as Administrative Agent and as a Lender:
KeyBank National Association
1200 Abernathy Road NE
Suite 1500
Atlanta, Georgia 30368
Attention: Kevin Murray
Telephone: 770-510-2168
Facsimile: 770-510-2195

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With a copy to:
SNR Denton US LLP
233 South Wacker Drive
Suite 7800
Chicago, Illinois 60606
Attention: Patrick G. Moran, Esq.
Telephone: 312-876-8132
Facsimile: (312) 876-7934
If to any other Lender, to its address set forth in the Credit Agreement.

14.    This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Guarantors and shall inure to the benefit of the Administrative Agent’s and the Lenders’ respective successors and assigns.
15.    This Guaranty shall be construed and enforced under the internal laws of the State of Ohio.
16.    GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS, BY THEIR ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Guarantors have executed and delivered this Guaranty as of the date first written above.

GLIMCHER REALTY TRUST

By:
Name:
Title:

GLIMCHER PROPERTIES CORPORATION

By:
Name:
Title:

13171960\V-5

EXHIBIT K
AMENDMENT REGARDING INCREASE
This Amendment to the Fourth Amended and Restated Credit Agreement (the “Agreement”) is made as of                           ,          , by and among Glimcher Properties Limited Partnership (the “Borrower”), KeyBank National Association, as “Administrative Agent,” and one or more existing or new “Lenders” shown on the signature pages hereof.
R E C I T A L S
A.    Borrower, Administrative Agent and certain other Lenders have entered into a Fourth Amended and Restated Credit Agreement dated as of _____________, 2013 (as amended, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.
B.    Pursuant to the terms of the Credit Agreement, the Lenders initially agreed to provide Borrower with a revolving credit facility in an aggregate principal amount of up to $250,000,000. The Borrower and the Agent on behalf of the Lenders now desire to amend the Credit Agreement in order to, among other things (i) increase the Aggregate Commitment to $__________________; and (ii) admit [name of new banks] as “Lenders” under the Credit Agreement.
NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENTS
1.    The foregoing Recitals to this Amendment hereby are incorporated into and made part of this Amendment.
2.    From and after _________, ____ (the “Effective Date”) (i) [name of new banks] shall be considered as “Lenders” under the Credit Agreement and the Loan Documents, and (ii) [name of existing Lenders] shall each be deemed to have increased its Commitment to the amount shown next to their respective signatures on the signature pages of this Amendment, each having a Commitment in the amount shown next to their respective signatures on the signature pages of this Amendment. The Borrower shall, on or before the Effective Date, execute and deliver to each new Lender a Note to evidence the Loans to be made by such Lender.
3.    From and after the Effective Date, the Aggregate Commitment shall equal __________ Million Dollars ($___,000,000).
4.    For purposes of Section 13.1 of the Credit Agreement (Giving Notice), the address(es) and facsimile number(s) for [name of new banks] shall be as specified below their respective signature(s) on the signature pages of this Amendment.

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5.    The Borrower hereby represents and warrants that, as of the Effective Date, there is no Default or Unmatured Default, the representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects as of such date and the Borrower has no offsets or claims against any of the Lenders.
6.    As expressly modified as provided herein, the Credit Agreement shall continue in full force and effect.
7.    This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.
IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.
GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:    Glimcher Properties Corporation,
its sole general partner

By:
Name:
Title:

Address:
180 East Broad Street
Columbus, OH 43215
Attention: Richard Burkhart
Phone: 614-887-5889
Facsimile: 614-621-2326

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KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

127 Public Square, 8th Floor
OH-01-27-0839
Cleveland, Ohio 44114
Phone: 216-689-4660
Facsimile: 216-689-3566
Attention: Kevin Murray

With a copy to:

KeyBank National Association
127 Public Square
Cleveland, Ohio 44114
Attention:    John Hyland
Real Estate Capital Client Services
Phone:  216-___-____
Facsimile:  216-___-____

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[NAME OF NEW LENDER]

By:
Print Name:
Title:

[Address of New Lender]

Phone:
Facsimile:
Attention:
Amount of Commitment:

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SCHEDULE 5.6
LITIGATION
(See Section 5.6)
None

Schedule 5.6-1
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SCHEDULE 5.7
SUBSIDIARIES OF GLIMCHER PROPERTIES LIMITED PARTNERSHIP (“GPLP”)

A. Consolidated

•	Grand Central Limited Partnership, a Delaware limited partnership
99% by GPLP

•	Morgantown Mall Associates Limited Partnership, an Ohio limited partnership
99% by GPLP

•	Glimcher University Mall Limited Partnership, a Delaware limited partnership
99% by GPLP

•	Weberstown Mall, LLC, a Delaware limited liability company
99% by GPLP

•	WTM Glimcher, LLC, a Delaware limited liability company
100% by Weberstown Mall, LLC

•	Glimcher Northtown Venture, LLC, a Delaware limited liability company
100% by GPLP

•	Johnson City Venture LLC, a Delaware limited liability company
99% by GPLP

•	N.J. Metromall Urban Renewal, Inc., a New Jersey corporation
100% by GPLP

•	JG Elizabeth, LLC, a Delaware limited liability company
100% by GPLP

•	Glimcher JG Urban Renewal, Inc., a New Jersey corporation
100% by GPLP

•	Jersey Gardens Center, LLC, a Delaware limited liability company
100% by GPLP

•	Loyal Plaza Venture, L.P., a Delaware limited partnership
99% by GPLP

•	Glimcher Loyal Plaza Tenant, L.P., a Delaware limited partnership
99% by GPLP

•	Glimcher Supermall Venture LLC, a Delaware limited liability company
99% by GPLP

•	Dayton Mall Venture, LLC, a Delaware limited liability company
99% by GPLP

•	Colonial Park Mall Limited Partnership, a Delaware limited partnership
99.5% by GPLP

•	Catalina Partners LP, a Delaware limited partnership
99% by Colonial Park Mall Limited Partnership

•	Polaris Center, LLC a Delaware limited liability company
99% by GPLP

Schedule 5.7-1
13171960\V-5

•	Glimcher Ashland Venture, LLC, a Delaware limited liability company
100% by GPLP

•	RVM Glimcher, LLC, a Delaware limited liability company
100% by GPLP

•	Fairfield Village, LLC, a Delaware limited liability company
100% by GPLP

•	GB Northtown, LLC, a Delaware limited liability company
100% by GPLP

•	MFC Beavercreek, LLC, a Delaware limited liability company
100% by GPLP

•	EM Columbus, LLC, a Delaware limited liability company
100% by GPLP

•	EM Columbus II, LLC, a Delaware limited liability company
100% by GPLP

•	Polaris Mall, LLC, a Delaware limited liability company
100% by GPLP

•	PFP Columbus, LLC, a Delaware limited liability company
100% by Polaris Mall, LLC

•	Mainstreet Maintenance, LLC, an Ohio limited liability company
100% by GPLP

•	Ohio Retail Security, LLC, an Ohio limited liability company
100% by GPLP

•	Glimcher Polaris, LLC, a Delaware limited liability company
100% by GPLP

•	Polaris Lifestyle Center, LLC, a Delaware limited liability company
100% by GPLP

•	Glimcher Surprise, LLC, a Delaware limited liability company
100% by GPLP

•	GPLP Surprise Venture, LLC, a Delaware limited liability company
100% by GPLP

•	Glimcher Kierland Crossing, LLC, a Delaware limited liability company
100% by GPLP

•	Glimcher Development Corporation, a Delaware corporation (non-qualified REIT subsidiary)100% by GPLP

•	Ohio Entertainment Corporation, a Delaware corporation
100% by Glimcher Development Corporation

•	Mason Park Center, Inc., a Delaware corporation
100% by Glimcher Development Corporation

•	Mason Park Center, LLC, a Delaware limited liability company
99% by Glimcher Development Corporation & 1% by Mason Park Center, Inc.

•	California Retail Security, Inc., an Ohio corporation
100% by Glimcher Development Corporation

Schedule 5.7-2
13171960\V-5

•	SR 741, Inc., a Delaware corporation
100% by Glimcher Development Corporation

•	SR 741, LLC, a Delaware limited liability company
99% by Glimcher Development Corporation & 1% by SR 741, Inc.

•	GDC Retail, Inc. a Delaware corporation
100% by Glimcher Development Corporation

•	GDC Retail, LLC, a Delaware limited liability company
99% by Glimcher Development Corporation & 1% by GDC Retail, Inc.

•	Blue Forum Jet, LLC, a Delaware limited liability company
100% by Glimcher Development Corporation

•	Morgantown Commons Limited Partnership, a Delaware limited partnership
99% by GPLP

•	EM Columbus III, LLC, a Delaware limited liability company
100% by GPLP

•	RV Boulevard Holdings, LLC, a Delaware limited liability company
100% by GPLP

•	Glimcher Merritt Square, LLC, a Delaware limited liability company
100% by GPLP

•	Glimcher MS, LLC, a Delaware limited liability company
100% by GPLP

•	Glimcher Vero, LLC, a Delaware limited liability company
100% by GPLP

•	Glimcher Panama City, LLC, a Delaware limited liability company
100% by GPLP

•	GRT WSP-LC Holdings, LLC, a Delaware limited liability company
100% by GPLP

•	GRT Pearlridge, LLC, a Delaware limited liability company
100% by GPLP

•	PTC Columbus, LLC, a Delaware limited liability company
100% by Polaris Center, LLC

•	Glimcher MJC, LLC, a Delaware limited liability company
100% by Johnson City Venture, LLC

•	Grand Central Parkersburg, LLC, a Delaware limited liability company
100% by Grand Central Limited Partnership

•	SDQ Fee Holdings, LLC, a Delaware limited liability company
100% by GPLP

•	SDQ Fee, LLC, a Delaware limited liability company
100% SDQ Fee Holdings, LLC

•	SDQ Fee III, LLC, a Delaware limited liability company
100% by GPLP

•	Kierland Crossing, LLC, a Delaware limited liability company
100% by Glimcher Kierland Crossing, LLC

•	Heath Pylon Signs, LLC, a Delaware limited liability company
100% by Glimcher Development Corporation

Schedule 5.7-3
13171960\V-5

•	ATC Glimcher, LLC, a Delaware limited liability company
100% by Glimcher Ashland Venture, LLC

•	Leawood TCP, LLC, a Delaware limited liability company
100% by GPLP

•	Dayton Mall II, LLC, a Delaware limited liability company
100% by Dayton Mall Venture, LLC

•	119 Leawood, LLC, a Delaware limited liability company
100% by GPLP

•	Glimcher Malibu, LLC, a Delaware limited liability company
100% by GPLP

•	Kahala Venture I, LLC, a Delaware limited liability company
100% by GPLP

•	PFP Glimcher, LLC, a Delaware limited liability company
100% by GPLP

•	UPV Glimcher, LLC, a Delaware limited liability company
99.5% by GPLP & .5% UPV Glimcher Corporation

•	PFP Columbus II, LLC, a Delaware limited liability company
100% by GPLP

•	PPN Panama City, LLC, a Delaware limited liability company
100% by Glimcher Panama City, LLC

•	Panama City Beach Venture, LLC, a Delaware limited liability company
100% by PPN Panama City, LLC

•	BRE/Pearlridge Holdings, LLC, a Delaware limited liability company
100% by GRT Pearlridge, LLC

B. Unconsolidated

•	Surprise Peripheral Venture, LLC, an Arizona limited liability company
50% by GPLP Surprise Venture, LLC

•	OG Retail Holding Co., LLC, a Delaware limited liability company
52% by GPLP

•	Puente Hills Mall, REIT, LLC, a Delaware limited liability company
100% by OG Retail Holding Co., LLC

•	Puente Hills Mall, LLC, a Delaware limited liability company
100% by Puente Hills Mall, REIT, LLC

•	Tulsa Promenade REIT, LLC, a Delaware limited liability company
100% by OG Retail Holding Co., LLC

•	Tulsa Promenade, LLC, a Delaware limited liability company
100% by Tulsa Promenade, REIT, LLC

•	Vero Beach Fountains, LLC, a Delaware limited liability company
50% by Glimcher Vero, LLC

•	Glimcher Westshore, LLC, a Delaware limited liability company
100% by GRT Mall JV, LLC

Schedule 5.7-4
13171960\V-5

•	LC Portland, LLC, a Delaware limited liability company
100% by GRT Mall JV, LLC

•	GRT Mall JV, LLC, a Delaware limited liability company,
40% by GRT WSP-LC Holdings, LLC

•	Go Kahala, LLC, a Delaware limited liability company
50% by Kahala Venture I, LLC

Schedule 5.7-5
13171960\V-5

SCHEDULE 5.13
EXCEPTIONS TO OWNERSHIP FREE OF UNPERMITTED LIENS
(See Section 5.13)
None

Schedule 5.13-1
13171960\V-5

SCHEDULE 5.19
ENVIRONMENTAL MATTERS
(See Section 5.19)
None

Schedule 5.19-1
13171960\V-5

SCHEDULE 6.13
EXISTING NON-STANDARD PERMITTED INVESTMENTS
[If any, list to be provided by Borrower.]

Schedule 6.13-1
13171960\V-5

SCHEDULE 6.23
LIST OF INITIAL SUBSIDIARY GUARANTORS
1.    Morgantown Commons Limited Partnership
2.    Morgantown Mall Associates Limited Partnership
3.    Glimcher Northtown Venture, LLC
4.    Catalina Partners, L.P.
5.     Glimcher Malibu, LLC
6.    Fairfield Village, LLC
8.    Glimcher JG Urban Renewal Inc.
9.    Jersey Gardens Center, LLC
11.    RV Boulevard Holdings, LLC
12.    Weberstown Mall, LLC

Schedule 6.23-1
13171960\V-5